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GREIF, INC.

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                        2025 Proxy Statement
                        Notice of Annual Meeting of Stockholders

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

It is our pleasure to invite you to join our Board of Directors at the 2025 Annual Meeting of Stockholders of Greif, Inc. This year's Annual Meeting will be held as a "completely virtual meeting." You will be able to attend the virtual Annual Meeting and vote your shares via a live webcast by visiting www.virtualshareholdermeeting.com/GEF2025.

DATE AND TIME:
Monday, February 24, 2025
8:00 a.m. Eastern Time

PLACE:
Webcast at www.virtualshareholdermeeting.com/GEF2025

ITEMS OF BUSINESS:
1.To elect ten directors to serve for a one-year term;
2.To ratify the appointment of Deloitte & Touche LLP as Greif, Inc.'s independent auditor for fiscal year 2025;
3.To approve an amendment to a material term of the Company's 2001 Management Equity Incentive and Compensation Plan; and
4.To transact such other business as may properly come before the meeting or any adjournments.

RECORD DATE:
Only stockholders of record of the Class B Common Stock at the close of business on December 27, 2024 will be entitled to vote at the Annual Meeting.

VOTING:
We hope that Class B stockholders will promptly vote over the internet, by phone, or by mailing their proxy cards in the enclosed envelope. Stockholders are always welcome to vote during the virtual meeting.

Vote by internet at www.proxyvote.com
Vote by phone at +1 800 690 6903
Vote by mailing your proxy card
Vote in person during the virtual meeting

On behalf of the Board of Directors, management and employees of Greif, thank you for your continued support.

By Order of the Board of Directors,

/s/ Gary R. Martz
Gary R. Martz
Corporate Secretary
January 10, 2025

Greif - Proxy Statement 2

Greif - Proxy Statement 3

Audit Committee Matters	53
Report of the Audit Committee	53
Audit Committee Pre-Approval Policy	54
Fees of the Independent Registered Public Accounting Firm	54
Other Matters	55
Stockholder Recommendations for Director Nominees	55
Certain Relationships and Related Party Transactions	56
Exhibit A - 2001 Plan Amendment	57
Greif - Proxy Statement 4

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING:

How to Attend the Virtual Annual Meeting?
The 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Greif, Inc. (the “Company,” “our,” “us” and “we”) will be held on February 24, 2025, at 8:00 a.m., Eastern Time. This year's Annual Meeting will be held as a virtual meeting via a live webcast at www.virtualshareholdermeeting.com/GEF2025. In order to attend the Annual Meeting, you will need to access the webcast by using your 16-digit control number included on your Notice of Internet Availability or on your proxy card (if you received a printed copy of the proxy materials).

Why am I Receiving these Proxy Materials?
This proxy statement is being furnished to all stockholders of the Company in connection with the Annual Meeting and has been made available to you electronically or by mail. It is anticipated that this proxy statement and proxy will first be sent to the stockholders on or about January 10, 2025.

Who May Vote at the Annual Meeting?
Only holders of Class B Common Stock as of the close of business on December 27, 2024, are entitled to vote at the Annual Meeting and any adjournment thereof. Holders of Class A Common Stock are not entitled to vote at the Annual Meeting. Therefore, this proxy statement is being furnished to holders of Class A Common Stock for informational purposes only, and no proxy card is being solicited from them. On the record date of December 27, 2024, there were 21,331,127 shares of Class B Common Stock outstanding, with each share entitled to one vote.

How do I Vote?

VOTE IN ADVANCE OF THE MEETING			VOTE DURING THE MEETING
Via the Internet	By Phone	By Mail	In Person
Visit www.proxyvote.com to submit a proxy via computer or your mobile device	Call 1-800-690-6903 24/7 within the United States	Mark, sign and date your proxy card and mail promptly in the enclosed postage-paid envelope.	Attend the Virtual Meeting at www.virtualshareholdermeeting.com/GEF2025 and vote by ballot.

What Proposals will be Voted on at the Annual Meeting?
At the Annual Meeting, Class B stockholders will vote upon:

Proposal 1: The election of ten directors to serve for a one-year term;
Proposal 2: The ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditor for fiscal year 2025; and
Proposal 3: The approval of an amendment to a material term of the Company's 2001 Management Equity Incentive and Compensation Plan.

The Class B stockholders will also vote upon such other business as may properly come before the meeting or any adjournment.

How are Votes Counted?
Holders of Class B Common Stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. Each share of the Class B Common Stock is entitled to one vote for each director and in respect of any proposal.

For Proposal 1, the ten director nominees receiving the highest number of votes will be elected as directors. Class B stockholders do not have the right to cumulate their votes in the election of directors. Proxies cannot be voted at the Annual Meeting for a number of persons greater than the number of nominees named in this proxy statement.

For Proposal 2, the Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the Company's independent registered public accounting firm and auditor for fiscal year 2025. Stockholder approval for this appointment is not required, but the Board of Directors is submitting the appointment of Deloitte & Touche LLP for ratification as a matter of good corporate practice. The favorable vote of a majority of the outstanding shares of the Class B Common Stock present and voting at the Annual Meeting is required to ratify, on an advisory basis, the appointment of Deloitte & Touche LLP.

For Proposal 3, the vote required to approve the amendment to the Company's 2001 Management Equity Incentive Plan is the favorable vote of a majority of the outstanding shares of the Class B Common Stock voting on the proposal, provided that the total votes cast on such proposal represents over 50% in interest of all shares of Class B Common Stock entitled to vote on the proposal.

Greif - Proxy Statement 5

Abstentions will be considered as shares of Class B Common Stock present at the Annual Meeting for purposes of determining the presence of a quorum. Abstentions will not be counted in the votes cast for the election of directors and will not have a positive or negative effect on the outcome of that election. Abstentions with respect to Proposal 2 concerning the ratification of the Company's independent registered accounting firm and auditor will have the same effect as not voting or expressing a preference, as the case may be, and will not have a positive or negative effect on the outcome of Proposal 2. Abstentions will be counted as votes cast regarding Proposal 3 concerning the Company's 2001 Management Equity Incentive Plan and will have the same effect as a vote against the proposal.
How do I change or revoke my Vote?
Any proxy may be revoked at any time prior to its exercise by delivering to the Company a subsequently dated proxy or by giving notice of revocation to the Company in writing. A Class B stockholder’s presence at the Annual Meeting does not by itself revoke the proxy.

Voting Instructions to Broker:
If your Class B Common Stock is held in street name, you will need to instruct your broker regarding how to vote your Class B Common Stock. Pursuant to the rules of the New York Stock Exchange, your broker has discretion to vote your Class B Common Stock without your instructions only under certain circumstances. In general, brokers have discretionary voting authority on behalf of their customers with respect to "routine" matters when they do not receive timely voting instructions from their customers. Brokers do not have discretionary voting authority on behalf their customers with respect to "non-routine" matters, and a broker non-vote occurs when a broker does not receive voting instructions from its customer on a non-routine matter.

Only the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditor is considered a "routine" matter for which brokers may vote uninstructed shares. No other proposal to be voted on at the Annual Meeting is considered a "routine" matter, so your broker cannot vote your Class B Common Stock on any of the other proposals unless you provide your broker with voting instructions for each of these matters. If you do not provide voting instructions on a "non-routine" matter, your shares will not be voted on that matter. It is, therefore, important you vote your shares.

This Proxy Statement, the form of proxy and the Company’s Annual Report are available at www.proxyvote.com.

Greif - Proxy Statement 6

PROPOSAL 1: Election of Directors
The Nominating and Corporate Governance Committee (the “Nominating Committee”) has recommended the ten director nominees named below for election as directors at the Annual Meeting. All of these director nominees are presently serving on our Board of Directors (the “Board”). Each nominee has consented to being named in this proxy statement and to serve if elected for a one-year term.

Vicki L. Avril-Groves retired from the Board as of November 1, 2024. The Board would like to acknowledge Ms. Avril-Groves for her outstanding service on our Board over the past 20 years.

The ten presently serving director nominees have been nominated to serve as directors based on their record of service and individual contributions to the overall mission and responsibilities of the Board. Unless otherwise specified, the shares of Class B Common Stock represented by the proxies at the Annual Meeting will be voted to elect the ten director nominees named below. In the event any of these ten director nominees are unable to serve (which is not anticipated), the persons named as proxies in the proxy card may vote for another director nominee of their choice. The names and biographies of each of the director nominees for election to the Board of Directors are set forth below.

Director Nominees

OLE G. ROSGAARD

Age: 61
Director since 2022
President and Chief Executive Officer

Mr. Rosgaard has served as President and Chief Executive Officer of the Company since February 2022. From July 2021 through January 2022, Mr. Rosgaard served as Chief Operating Officer of the Company. From June 2019 through June 2021, he served as Senior Vice President, Group President of Global Industrial Packaging. From June 2019 to September 2020, he was also responsible for Global Sustainability. From June 2017 to June 2019, Mr. Rosgaard served as Senior Vice President, Group President of Rigid Industrial Packaging & Services - Americas and Global Sustainability. Prior to that time and since joining the Company in 2015, Mr. Rosgaard served in various other leadership roles.

Mr. Rosgaard was nominated to serve as a director based on his experience and strong leadership as our President and Chief Executive Officer, as well as his proven track record of operational execution. In making its nomination of Mr. Rosgaard, the Nominating Committee considered his valuable and extensive experience and knowledge in the areas of manufacturing, business operations, strategic planning, customer service, sustainability and supply chain.

Other Board Service:
•Current - American Forest & Paper Association
•Past - United Way of Delaware County, Ohio

BRUCE A. EDWARDS

Age: 69
Independent Director since 2006
Chairman of the Board
Stock Repurchase Committee (Chair) member

From March 2008 until his retirement in September 2015, Mr. Edwards served on the Executive Management Board of Deutsche Post DHL, a global provider of mail and logistic services, with responsibility for running the supply chain operating unit of Deutsche Post DHL. From March 2007 through February 2008, Mr. Edwards was Global Chief Executive Officer for DHL Supply Chain, a supply chain services division of a subsidiary of Deutsche Post DHL. Prior to that time and for more than five years, he was Chief Executive Officer of Exel Americas, a supply chain services subsidiary of Deutsche Post DHL.

Mr. Edwards was nominated to serve as a director and Chairman based on his background, experience and judgment as an executive officer of a global supply chain services company. In making its nomination of Mr. Edwards, the Nominating Committee considered his valuable and extensive experience and knowledge in the areas of auditing, finance, risk management, strategy, supply chain, corporate governance and mergers and acquisitions and his global board experience on publicly traded companies on the London exchange, which is especially valuable with respect to our international operations and regulatory affairs.

Other Board Service:
•Current - ODW Logistics
•Past - Deutsche Post/DHL (Management Board)
•Past - Ashtead Group PLC (London exchange)
•Past - Synergy Health PLC (London exchange)
•Past - Gustavus Adolphus College

Greif - Proxy Statement 7

MARK A. EMKES

Age: 72
Independent Director since 2008
Compensation (Chair) and Nominating Committee member

From January 2011 until his retirement in May 2013, Mr. Emkes served as Commissioner of Finance and Administration for the State of Tennessee. Previously, Mr. Emkes was Chairman and Chief Executive Officer of Bridgestone Americas, Inc. and Bridgestone Americas Holdings, Inc., a tire and rubber manufacturing company, for more than five years prior to his retirement from that position in February 2010. He was also President of these companies from January 2009 until his retirement.

Mr. Emkes was nominated to serve as a director based on his background, experience and judgment as the chairman and chief executive officer of a major international manufacturing company and as a senior state government official. In making its nomination of Mr. Emkes, the Nominating Committee considered his valuable and extensive experience and knowledge in the areas of auditing, finance, operations, strategy, global markets, mergers and acquisitions, and information technology, and his broad leadership ability and experience in state government and on several public company boards, which provides him with valuable regulatory experience and a deep understanding of corporate governance.

Other Board Service:
•Current - CoreCivic Corporation (NYSE)
•Current - Boy Scouts of America - Middle Tennessee Council
•Past - Community Foundation of Middle Tennessee
•Past - First Horizon National Corporation (NYSE)
•Past - Clarcor, Inc. (formerly on the NYSE)

JILLIAN C. EVANKO

Age: 47
Independent Director since 2024
Audit Committee Member

Since June 2018, Ms. Evanko has served as President and CEO of Chart Industries, Inc., a global manufacturer of cryogenic and compression equipment servicing the clean energy and industrial gas markets. From 2017 to June 2018, Ms. Evanko served as Chief Financial Officer and Chief Accounting Officer of Chart Industries. From 2016 to 2017, Ms. Evanko served as the Chief Financial Officer of Truck-Lite Co., LLC, a global manufacturer of LED lighting systems for commercial vehicles. From 2004 to 2016, Ms. Evanko served in various leadership roles with Dover Corporation, a global manufacturer and digital solutions provider, including Chief Financial Officer of various Dover subsidiaries. Prior to that time, Ms. Evanko served in finance roles at Sony Corporation, an entertainment and technology company; Honeywell Corporation, an aerospace, automation, and sustainable technology solutions company; and Arthur Andersen LLP, an accounting firm.

Ms. Evanko was nominated to serve as a director based on her background, experience and judgment as the president and chief executive officer of a publicly traded manufacturing company, as well as her many years as a finance executive at multiple other manufacturing companies. In making its nomination of Ms. Evanko, the Nominating Committee considered her valuable and extensive experience and knowledge in the areas of auditing, finance, operations, strategic planning, and risk management, and her experience as a board member of various publicly traded companies.

Other Board Service:
•Current - Chart Industries, Inc. (NYSE)
•Current - National Association of Manufacturers
•Past - Parker-Hannifin Corporation (NYSE)
•Past - Alliant Energy (NASDAQ)
•Past - United States-India Strategic Partnership Forum

JOHN W. MCNAMARA

Age: 60
Independent Director since 2009
Nominating (Chair) and Compensation Committee member

Prior to September 2017 and for more than five years, Mr. McNamara served as President and Owner of Corporate Visions Limited, LLC, a provider of aviation management educational and training programs including designing aviation management programs for universities globally.

Mr. McNamara was nominated to serve as a director based on his background, experience and judgment as owner and president of an aviation services company. In making its nomination of Mr. McNamara, the Nominating Committee considered his valuable and extensive experience and knowledge in the areas of auditing, finance, strategic planning, risk management, regulatory affairs and customer service.

Greif - Proxy Statement 8

FRANK C. MILLER

Age: 51
Independent Director since 2023
Nominating, Compensation and Stock Repurchase Committee Member

Since August 2018, Mr. Miller has been a partner with the law firm of Baker & Hostetler LLP. From July 2008 to July 2018, Mr. Miller served as Senior Counsel at Kaiser Permanente, a not-for-profit health care plan organization. Prior to July 2008, Mr. Miller was a partner at Baker & Hostetler LLP.

Mr. Miller was nominated to serve as a director based on his background, experience and judgment as a partner at a major national law firm. In making its nomination of Mr. Miller, the Nominating Committee considered his valuable and extensive experience and perspective in the areas of legal and regulatory matters, healthcare, compliance, corporate governance, mergers and acquisitions, risk management, fiduciary duties, customer service and strategic planning.

KAREN A. MORRISON

Age: 65
Independent Director since 2023 (Director since 2022)
Audit Committee Member

Since 2008, Ms. Morrison has served as President of the OhioHealth Foundation and as Senior Vice President of External Affairs, OhioHealth, a not-for-profit system of hospitals and healthcare providers in Ohio. Ms. Morrison has held various leadership roles at OhioHealth since joining that organization in 1988.

Ms. Morrison was nominated to serve as a director based on her leadership, experience and judgment as an executive leader within the healthcare industry. In making its nomination of Ms. Morrison, the Nominating Committee considered her valuable and extensive experience and knowledge in the areas of governance, government affairs, auditing, finance, ethics and compliance, healthcare, strategic planning and mergers and acquisitions.

Other Board Service:
•Current - Park National Bank (NYSE)
•Current - Palmer-Donavin Manufacturing Company
•Current - Columbus Regional Airport Authority
•Past - SafeAuto Financial Corporation
•Past - Fifth Third Bank, Central Ohio Affiliate (Advisory Board)
•Past - Columbus Zoo and Aquarium
•Past - Columbus Board of Health
•Past - Ohio University Heritage College of Osteopathic Medicine

ROBERT M. PATTERSON

Age: 52
Independent Director since 2020
Audit (Chair) and Stock Repurchase Committee member
Audit Committee Financial Expert

From May 2014 to December 2023, Mr. Patterson served as President and Chief Executive Officer of Avient Corporation (formerly PolyOne Corporation), a provider of specialty polymer materials, and from May 2016 also served as its Chairman of the Board. From May 2008 to April 2014, Mr. Patterson served in various leadership roles with Avient, including Chief Financial Officer. Prior to that time, Mr. Patterson served in leadership roles at Novelis, Inc., a manufacturer of aluminum-rolled products, and SPX Corporation, a multi-industry manufacturer and developer.

Mr. Patterson was nominated to serve as a director based on his leadership, experience and judgment as a recent chief executive officer and chairman of a publicly traded manufacturing company and his hands on management and operations experience in various industries and markets relevant to our products and services. In making its nomination of Mr. Patterson, the Nominating Committee considered his valuable and extensive experience and knowledge in the areas of auditing, finance, global markets, operations, strategic planning, risk management, corporate governance and mergers and acquisitions, and his experience as chairman of the board of a publicly traded company.

Other Board Service:
•Past - Avient Corporation (NYSE)

Greif - Proxy Statement 9

B. ANDREW ROSE

Age: 54
Independent Director since 2024
Audit Committee member

From December 2023 until his retirement in October 2024, Mr. Rose served as President and CEO of Worthington Enterprises, Inc., a designer and manufacturer of industrial and consumer building products and sustainable energy solutions. From September 2020 to December 2023, Mr. Rose served as President and CEO of Worthington Industries, the predecessor to Worthington Enterprises and Worthington Steel, Inc., a steel processing business. Prior to 2020 and for more than five years, Mr. Rose served in various leadership roles at Worthington Industries, including Chief Financial Officer. Prior to that time, Mr. Rose served as a partner at MCG Capital Advisory, a private equity investment advisory firm, and Peachtree Equity Partners, a private equity investment firm.

Mr. Rose was nominated to serve as a director based on his leadership, experience and judgment as a recent chief executive officer of a publicly traded manufacturing company and his years in leadership and other finance roles, both in the manufacturing and private equity sectors. In making its nomination of Mr. Rose, the Nominating Committee considered his valuable and extensive experince and knowledge in areas of finance, operations, strategic planning, risk management, and mergers and acquisitions, and his experience as a board member of several public, private and nonprofit entities.

Other Board Service:
•Current - OhioHealth
•Past - Worthington Enterprises (NYSE)
•Past - White Castle
•Past - Rev1 Ventures

KIMBERLY T. SCOTT

Age: 52
Independent Director since 2022
Nominating and Compensation Committee member

Since October 2021, Ms. Scott has served as President and Chief Executive Officer of Vestis Corporation (formerly Aramark Uniform Services, a division of Aramark), a leading provider of uniform services. From January 2021 to September 2021, Ms. Scott served as Chief Operating Officer of Terminix Global Holdings, a provider of residential and commercial pest control services, and from December 2019 to January 2021 she served as President of Terminix Residential, a division of Terminix Global Holdings. From July 2018 to September 2019, Ms. Scott served as President of Rubicon Global Holdings, a provider of cloud-based waste and recycling solutions. Prior to that time and for more than five years, Ms. Scott served in various leadership roles at Brambles Limited, including President of CHEP North America, a global leader in the provision of reusable pallets, crates and containers and logistic services.

Ms. Scott was nominated to serve as a director based on her leadership, experience and judgment as a president and chief executive officer of a leading global uniform services provider and her management and operations experience in various industries and markets relevant to our products and services. In making its nomination of Ms. Scott, the Nominating Committee considered her valuable and extensive experience and knowledge in the areas of manufacturing, supply chain, operations, logistics, strategic planning, global markets, customer service, environmental, risk management, and mergers and acquisitions.

Other Board Service:
•Current - Vestis Corporation (NYSE)
•Past - Rubicon Global Holdings
•Past - U.S. Chamber of Commerce
•Past - Wharton Initiative for Global Environment Leadership, Wharton School, University of Pennsylvania

Proposal 1: Board Recommendation
The Board of Directors recommends that Class B stockholders vote FOR the election of all nominees listed above to the Board of Directors.
Greif - Proxy Statement 10

PROPOSAL 2: Ratification of Appointment of Independent Auditor
The Board of Directors is recommending that the Company's Class B stockholders consider and vote at the Annual Meeting to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditor for fiscal year 2025.
Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal year ended October 31, 2024. Deloitte & Touche LLP was initially engaged by the Audit Committee as our independent registered public accounting firm in August 2014. See "Audit Committee Pre-Approval Policy" and "Fees of the Independent Registered Public Accounting Firm" for additional information.
The Audit Committee and the Board of Directors believe the appointment of Deloitte & Touche LLP as the Company's independent registered accounting firm and auditor for fiscal year 2025 is appropriate because of the firm's reputation, qualifications and experience. Although not required, the Board of Directors is submitting the appointment of Deloitte & Touche LLP to Class B stockholders for ratification as a matter of good corporate practice.
It is currently expected that a representative of Deloitte & Touche LLP will attend the Annual Meeting via the live webcast, will have an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions from stockholders.
The favorable vote of a majority of the outstanding shares of Class B Common Stock present and voting at the Annual Meeting on this Proposal is required to ratify, on an advisory basis, the appointment of Deloitte & Touche LLP. Abstentions on this Proposal will have the same effect as not voting or expressing a preference, as the case may be, and will not have a positive or negative effect on the outcome of this Proposal. This Proposal is considered a routine matter on which a broker or other nominee has discretionary authority to vote. Accordingly, brokers, banks and other similar institutions may vote uninstructed shares of their clients on this Proposal.
This vote is advisory and therefore will not be binding on the Company, although the Company may take into account the outcome of the vote when considering future appointments of independent auditors. Even if the selection of Deloitte & Touche LLP is ratified by Class B stockholders, the Audit Committee, in its discretion, could decide to terminate the engagement of Deloitte & Touche LLP and to engage another independent registered public accounting firm as the Company's auditor if the Audit Committee determines such action is in the best interests of the Company and our stockholders.

Proposal 2: Board Recommendation
The Board of Directors recommends that Class B stockholders vote FOR ratification of the Audit Committee's appointment of Deloitte & Touche LLP as the Company's independent auditor for fiscal year 2025.
Greif - Proxy Statement 11

PROPOSAL 3: Approval of Amendment to a Material Term of 2001 Management Equity Incentive and Compensation Plan
At the Annual Meeting, the Class B stockholders will be requested to consider and approve a proposal to amend a material term of the Company’s 2001 Management Equity Incentive and Compensation Plan, hereinafter referred to as the “2001 Plan,” that will extend the time period under which awards may be granted under the 2001 Plan.

Proposed Amendment to Material Term
At the 2002 annual meeting of stockholders, the Class B stockholders first approved the 2001 Plan. The 2001 Plan was subsequently amended at the 2011 annual meeting of stockholders, the 2015 annual meeting of stockholders, and the 2020 annual meeting of stockholders to extend the time period under which awards may be granted under the 2001 Plan from December 4, 2010 to December 4, 2025.
It is proposed that the 2001 Plan be amended to extend the time period under which awards may be granted under the 2001 Plan from December 4, 2025 to December 4, 2030. The proposed amendment to the 2001 Plan is attached as Exhibit A to this proxy statement.

Purpose of the 2001 Plan
The purpose of the 2001 Plan is to advance the interests of the Company and its stockholders by providing a means of attracting and retaining key employees for the Company and its subsidiary corporations. The 2001 Plan does so by providing the means to award stock options and shares of common stock to these key employees. The Company has not made any awards of stock options under the 2001 Plan since 2005 and has issued restricted stock only as a component of the hiring packages of four executives since 2005. As of January 3, 2020, there were no outstanding stock options under the 2001 Plan. No awards under the 2001 Plan are contemplated for fiscal year 2025, and no awards were made under the 2001 Plan during fiscal year 2024. While it is the present intention of the Compensation Committee not to commence making annual awards under the 2001 Plan, the Compensation Committee desires to maintain flexibility in making stock-based awards available in certain circumstances, such as a component of compensation packages offered to attract new key employees.

Summary of the 2001 Plan
The following discussion describes important aspects of the 2001 Plan. This discussion is intended to be a summary of the material provisions of the 2001 Plan. Because it is a summary, some details that may be important to you are not included. For this reason, you are encouraged to read the 2001 Plan in its entirety. The 2001 Plan is included in our filings with the Securities and Exchange Commission and the proposed amendment is attached as Exhibit A to this proxy statement.
Any references in the following discussion to “share” or “shares” refer to a share or shares of the Company’s Class A Common Stock, the only class of shares which may be issued under the terms of the 2001 Plan.
Administration
The 2001 Plan is administered by the Compensation Committee. Among other matters, the Compensation Committee has the authority to select officers and other key employees to participate in the 2001 Plan, to grant awards, to determine the number and types of awards, and to determine the other terms and conditions of any award (subject to the terms of the 2001 Plan). The Compensation Committee also has the authority to establish and amend rules and regulations relating to the 2001 Plan and to make all other determinations necessary or advisable for the administration of the 2001 Plan. All decisions made by the Compensation Committee pursuant to the 2001 Plan are made at the Compensation Committee’s sole discretion and will be final and binding.
Eligibility
Officers and other key employees of the Company or one or more of its subsidiaries who have responsibilities affecting the management, development, or financial success of the Company or one or more of its subsidiaries are eligible to receive awards under the 2001 Plan (“Eligible Participants”). The Compensation Committee is responsible for determining which officers and employees of the Company satisfy these criteria. As of the date of this proxy statement, the approximate number of individuals who qualify as Eligible Participants is 101.
Types of Award; Terms and Conditions
The types of awards that may be granted under the 2001 Plan fall within two categories: stock options and shares of stock. Specifically, the 2001 Plan provides for the following type of awards:

•Incentive Stock Options
•Nonqualified Options
•Shares of the Company's Class A Common Stock ("Restricted Shares"); and
Greif - Proxy Statement 12

•Shares of the Company's Common Stock, the award of which is based upon the achievement of performance goals during a specified performance period ("Performance Shares").
The awards listed above may be granted alone or in combination with each other. Each award must be authorized by the Compensation Committee and evidenced by a written agreement. Among other matters, the agreement must describe the award and state that the award is subject to all the terms and provisions of the 2001 Plan and any other terms and provisions, not inconsistent with the 2001 Plan, as the Compensation Committee may approve. The date on which the Compensation Committee approves the granting of an award is the date on which the award is granted for all purposes, unless the Compensation Committee otherwise specifies in its approval. The granting of an award under the 2001 Plan, however, is effective only if and when a written agreement is duly executed and delivered by or on behalf of the Company and the Eligible Participant.
Awards of Stock Options
The 2001 Plan allows the Compensation Committee to award two types of stock options to Eligible Participants: Incentive Stock Options and Nonqualified Options (together, “Stock Options”). The difference between the two relates to their tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”). Incentive Stock Options qualify for special tax treatment under Section 422 of the Code. Nonqualified Options do not qualify for such special tax treatment.
The following is a summary of the material terms and provisions of the 2001 Plan governing Stock Options:
Exercise Price
The exercise price per share issuable upon exercise of a Stock Option may not be less than the fair market value per share - as “fair market value” is defined in the 2001 Plan - on the date the Stock Option is granted. However, if the Eligible Participant at the time an Incentive Stock Option is granted owns stock with more than 10% of the total combined voting power of all classes of stock of the Company or of any subsidiary, then the exercise price per share must be at least 110% of the fair market value of the shares subject to the Incentive Stock Option on the date of grant.
Vesting and Exercise
The Compensation Committee has authority to determine when and under what conditions the shares underlying a Stock Option will vest. Stock Options are exercisable only with respect to Shares that have become vested. The Compensation Committee also has authority to accelerate the time at which a Stock Option will be exercisable if it determines that accelerating the time is appropriate as a result of changes in the law or other circumstances.
Term
Stock Options are not exercisable after the expiration of 10 years from the date on which the Stock Option was granted. With respect to Incentive Stock Options, if the Eligible Participant at the time the Incentive Stock Option is granted owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary, then the Incentive Stock Option will not be exercisable after the expiration of five years from the date on which the Incentive Stock Option was granted.
Restrictions on Shares Subject to Stock Options
Shares issued upon the exercise of a Stock Option may be subject to restrictions or conditions, including those related to disposition and transferability of the shares, as determined by the Compensation Committee.
No Stock Option Repricing Without Stockholder Approval
The exercise price per share of any Stock Option granted under the 2001 Plan may not be changed or modified after the time such Stock Option is granted unless such change or modification is made with the prior approval of the holders of a majority of the shares of Class B Common Stock.
No Stock Option Repurchases Without Stockholder Approval
The Compensation Committee may not purchase Stock Options previously issued pursuant to the 2001 Plan from Participants for a share price greater than the current fair market value per share unless such purchase is made with the prior approval of the holders of a majority of the shares of Class B Common Stock.
Transferability
In general, Stock Options are not transferable and are exercisable during an Eligible Participant’s lifetime only by the Eligible Participant or his or her legal representative. There are, however, exceptions to this general rule. Incentive Stock Options may be transferred upon an Eligible Participant’s death by will or the laws of descent and distribution. Nonqualified Options may be transferred by will or the laws of descent and distribution. The Compensation Committee may also provide for the irrevocable transfer of any Nonqualified Option to an Eligible Participant’s parents, spouse, domestic or life partner, children, grandchildren, nieces, nephews or to the trustee of a trust for the principal benefit of one or more such persons or to a partnership whose only partners are one or more such persons. In regard to all of the foregoing transfers, the Stock Option will be exercisable only by the transferee or his or her legal representative.
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Termination of Stock Options
The 2001 Plan provides for the termination of a Stock Option under some circumstances following an Eligible Participant’s termination of employment. Whether a Stock Option will terminate or continue to be exercisable depends upon the reason for the Eligible Participant’s termination of employment. The possibilities under the 2001 Plan are summarized below.
If an Eligible Participant’s employment with the Company terminates as a result of his or her death or disability, then, unless otherwise determined by the Compensation Committee within 60 days of the death or disability, to the extent a Stock Option held by the Eligible Participant is not vested as of the date of death or disability, the Stock Option will automatically terminate. To the extent the Stock Option is vested as of the date of death or disability, the Stock Option may be exercised by the Eligible Participant, the legal representative of his or her estate, his or her legatee under his or her will, or the distributee of his or her estate for a period of one year (or, with respect to Nonqualified Options, the period specified by the Compensation Committee) from the date of death or disability or until the expiration of the stated term of the Stock Option, whichever period is shorter.
If an Eligible Participant’s employment with the Company terminates as a result of his or her retirement, then to the extent a Stock Option held by the Eligible Participant is not vested it will be forfeited unless the Stock Option agreement provides otherwise. Each vested Stock Option may be exercised by the Eligible Participant according to its terms, including, without limitation, for whatever period after the termination of employment as is set forth in the Stock Option agreement.
If an Eligible Participant’s employment with the Company or its subsidiaries is terminated for cause, all unexercised Stock Options held by the Eligible Participant will immediately lapse. The Compensation Committee is responsible for determining whether termination of an Eligible Participant’s employment is for “cause.”
If an Eligible Participant’s employment with the Company and its subsidiaries terminates for any reason other than death, disability, or retirement, then to the extent any Stock Option held by him or her is not vested as of the date of termination, the Stock Option will automatically terminate. To the extent any Stock Option is vested as of the date of termination, the Stock Option may be exercised for a period of 90 days (or, with respect to Nonqualified Options, the period specified by the Compensation Committee) from the date of termination or until the expiration of the stated term of the Stock Option, whichever period is shorter.
Tax Consequences
The tax treatment of a Stock Option depends upon whether it is an Incentive Stock Option or a Nonqualified Option. The differences are summarized below.
Incentive Stock Options
In general, for federal income tax purposes under present law:
(a) Neither the grant nor the exercise of an Incentive Stock Option, by itself, will result in income to the optionee if the optionee is an employee at all times during the period beginning on the date the Incentive Stock Option is granted and ending three months before the date the optionee exercises the option or ending one year before the exercise date if the optionee's employment terminates due to their disability; however, the excess of the fair market value of the Company’s shares at the time of exercise or, if later, when the optionee's rights in the shares are transferable or no longer subject to a substantial risk of forfeiture over the exercise price or, if later, the share price when the optionee's rights in the shares are transferable or no longer subject to a substantial risk of forfeiture is (unless there is a disposition of shares acquired upon exercise of an Incentive Stock Option in the taxable year of exercise) includable in alternative minimum taxable income which may, under certain circumstances, result in an alternative minimum tax liability to the optionee.
(b) If shares acquired upon exercise of an Incentive Stock Option are disposed of in a taxable transaction after the later of two years from the date on which the Incentive Stock Option is granted or one year from the date on which such shares are transferred to the optionee, long-term capital gain or loss will be realized by the optionee in an amount equal to the difference between the amount realized by the optionee and the optionee’s basis which, except as provided in (e) below, is the exercise price.
(c) Except as provided in (e) below, if the shares acquired upon the exercise of an Incentive Stock Option are disposed of within the two-year period from the date of grant or the one-year period after the transfer of the shares to the optionee upon exercise of the Incentive Stock Option (a “disqualifying disposition”):
(i) Ordinary income will be realized by the optionee at the time of the disqualifying disposition in the amount of the excess, if any, of the fair market value of the shares at the time of such exercise over the exercise price, but not in an amount exceeding the excess, if any, of the amount realized by the optionee over the exercise price.
(ii) Short-term or long-term capital gain will be realized by the optionee at the time of the disqualifying disposition in an amount equal to the excess, if any, of the amount realized over the fair market value of the shares at the time of such exercise.
(iii) Short-term or long-term capital loss will be realized by the optionee at the time of the disqualifying disposition in an amount equal to the excess, if any, of the exercise price over the amount realized.
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(d) No deduction will be allowed to the employer corporation with respect to Incentive Stock Options granted or shares transferred upon exercise thereof, except that if a disposition is a disqualifying disposition made by the optionee, the employer corporation will be entitled to a deduction in the taxable year in which the disposition occurred in an amount equal to the amount of ordinary income realized by the optionee making the disposition subject to the deduction limits under Internal Revenue Code Section 162(m), if applicable.
(e) With respect to the exercise of an Incentive Stock Option and the payment of the option price by the delivery of shares to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the optionee at that time, the tax basis of the shares received will be the same as the tax basis of the shares surrendered, and the holding period (except for purposes of the one-year period referred to in (c) above) of the optionee in the shares received will include his or her holding period in the shares surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, no taxable income will be realized by the optionee at that time, such excess shares will be considered Incentive Stock Option stock with a zero basis, and the holding period of the optionee in such shares will begin on the date such shares are transferred to the optionee. If the shares surrendered were acquired as the result of the exercise of an Incentive Stock Option and the surrender takes place within two years from the date the option relating to the surrendered shares was granted or within one year from the date of such exercise, the surrender will result in a disqualifying disposition and the optionee will realize ordinary income at the time of exercise of the shares surrendered over the basis of such shares. If any of the shares received are disposed of within one year after the shares are transferred to the optionee, the optionee will be treated as first disposing of the shares with a zero basis.
Nonqualified Options
In general, for federal income tax purposes under present law:
(a) The grant of a Nonqualified Option, by itself, will not result in income to the optionee.
(b) Except as provided in (e) below, the exercise of a Nonqualified Option (in whole or in part, according to its terms) will result in ordinary income to the optionee at that time in an amount equal to the excess (if any) of the fair market value of the Company’s shares on the date of exercise over the exercise price.
(c) Except as provided in (e) below, the optionee’s tax basis of shares acquired upon the exercise of a Nonqualified Option, which will be used to determine the amount of any capital gain or loss on a future taxable disposition of such shares, will be the fair market value of the shares on the date of exercise.
(d) No deduction will be allowable to the employer corporation upon the grant of a Nonqualified Option, but upon the exercise of a Nonqualified Option, a deduction will be allowable to the employer corporation at that time in an amount equal to the amount of ordinary income realized by the optionee exercising such Nonqualified Option subject to the deduction limits under Internal Revenue Code Section 162(m), if applicable.
(e) With respect to the exercise of a Nonqualified Option and the payment of the exercise price by the delivery of shares, to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the optionee at that time, the tax basis of shares received will be the same as the tax basis of shares surrendered, and the holding period of the optionee in shares received will include his or her holding period in shares surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, ordinary income will be realized by the optionee at that time in the amount of the fair market value of such excess shares, the tax basis of such shares will be equal to the fair market value of such shares at the time of exercise, and the holding period of the optionee in such shares will begin on the date such shares are transferred to the optionee.
Awards of Restricted Shares
The 2001 Plan allows the Compensation Committee to award Restricted Shares to Eligible Participants. The following is a summary of the material terms and provisions of the 2001 Plan governing awards of Restricted Shares.
Price
The Compensation Committee is responsible for determining the purchase price for Restricted Shares. The purchase price may be zero.
Share Restrictions
At the time of an award of Restricted Shares, the Committee may determine that the Restricted Shares will, after vesting, be further restricted as to transferability or be subject to repurchase by the Company or forfeiture upon the occurrence of certain events. Eligible Participants will not have any rights with respect to the grant of Restricted Shares until they have executed and delivered a restricted share agreement to the Company and otherwise complied with the applicable terms and conditions of the award.
During whatever period has been established by the Compensation Committee (the “Restriction Period”), Eligible Participants will not be permitted to sell, transfer, pledge, assign, or otherwise encumber the Restricted Shares. The Compensation Committee has the authority, however, to accelerate the time at which any or all of the restrictions may lapse with respect to any Restricted Shares. Unless otherwise determined by the Compensation Committee, if an Eligible Participant’s employment terminates during the Restriction Period,
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all Restricted Shares held by the Eligible Participant and still subject to restriction will be forfeited. Upon the expiration of the Restriction Period, and assuming no forfeiture, unrestricted shares will be issued and delivered to the Eligible Participant.
Termination of Employment
If an Eligible Participant’s employment by the Company and its subsidiaries terminates before the end of any Restriction Period, with the consent of the Compensation Committee, or upon the Eligible Participant’s death, retirement, or disability, the Compensation Committee may authorize the issuance of all or a portion of the Restricted Shares which would have been issued to the Eligible Participant had his or her employment continued to the end of the Restriction Period. If an Eligible Participant’s employment by the Company and its subsidiaries terminates before the end of any Restriction Period for any other reason, all Restricted Shares shall be forfeited.
Awards of Performance Shares
The 2001 Plan allows the Compensation Committee to award Performance Shares. Many of the provisions of the 2001 Plan that govern Performance Shares are the same in all material respects as those that govern Restricted Shares. For example, the provisions that govern the purchase price of Performance Shares, the acceptance of awards of Performance Shares, the restrictions on the transfer or sale of Performance Shares, the issuance of Performance Shares, and the effect of an Eligible Participant’s termination of employment are the same in all material respects as those that govern Restricted Shares. The provisions of the 2001 Plan are different, however, with respect to the award of Performance Shares. Awards of Performance Shares are based upon the achievement of performance goals during a specified performance period. The Compensation Committee establishes the performance period for each award of Performance Shares at the time of the award. At the time of each award, the Compensation Committee also establishes a range of performance goals to be achieved during the performance period. The performance goals are determined by the Compensation Committee using whatever measures of performance are appropriate in the opinion of the Compensation Committee. Such measures may include, for example, earnings or return on capital. Performance Shares will be earned as determined by the Compensation Committee with respect to the attainment of the performance goals set for the performance period. Attainment of the highest performance goal will earn 100% of the Performance Shares awarded for the performance period; failure to attain the lowest performance goal for the performance period will earn none of the Performance Shares. The Compensation Committee is responsible for determining whether a performance goal has been attained.
Number of Shares Subject to the 2001 Plan
The maximum number of shares that may be issued each year under the 2001 Plan is determined by a formula that takes into consideration the total number of outstanding shares of Class A Common Stock. The 2001 Plan also contains anti-dilution provisions to account for potential changes in the Company’s capital structure. The maximum number of shares that may be issued each year is equal to (a) 5.0% of the total outstanding shares as of the last day of the Company’s immediately preceding fiscal year plus (b) any shares related to awards that, in whole or in part, expire or are unexercised, forfeited, terminated, surrendered, canceled, settled in such a manner that all or some of the shares covered by an award are not issued to an Eligible Participant or returned to the Company in payment of the exercise price or tax withholding obligations in connection with outstanding awards, plus (c) any unused portion of shares available under section (a) above for the immediately preceding two fiscal years as a result of not being made subject to a grant or award in such preceding two fiscal years. The approximate number of shares that may be issued under the 2001 Plan in 2025 is 3,858,738 shares.
The maximum number of shares that may be issued each year under the 2001 Plan is also subject to certain limits. Specifically, in no event will more than 20% of all available shares be granted in the form of awards other than Incentive Stock Options and Nonqualified Options. In addition, the maximum number of Incentive Stock Options that will be issued under the 2001 Plan during its term is 5,000,000 shares (1,072,311 shares remain available for future issuance under this limitation). The maximum number of shares with respect to which Incentive Stock Options, Nonqualified Options, Restricted Shares, and Performance Shares may be granted to any single Eligible Participant under the 2001 Plan during any single fiscal year of the Company is 200,000.
Change in Control
If a change in control or potential change in control of the Company occurs (as each is defined in the 2001 Plan), the following will occur with respect to awards under the 2001 Plan:
•Stock Options that have not vested will vest and become exercisable immediately; and
•All restrictions on Restricted Shares and Performance Shares will lapse.
The Company may also terminate any or all unexercised Stock Options not more than 30 days after a change in control or potential change in control so long as the Company pays the Eligible Participant cash in an amount equal to the difference between the fair market value of the shares subject to the Stock Option and the exercise price of the Stock Option. If the fair market value is less than the exercise price, then the Committee may terminate the Stock Option without any payment.

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Amendment; Last Grant Date for Awards
The 2001 Plan may be amended, modified or terminated by the Board of Directors at any time, but no action may materially and adversely affect any outstanding Stock Option without the consent of the holder of such Stock Option. In addition, stockholder approval is required for any amendment making a change that would require stockholder approval under the rules of the NYSE.
If this Proposal is approved by Class B stockholders, no award may be granted under the 2001 Plan after December 4, 2030.

Board Recommendation
The Board of Directors recommends that Class B stockholders vote FOR approval of the proposed amendment to the 2001 Plan.

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CORPORATE GOVERNANCE
Board of Directors

The Board currently consists of nine independent directors and one director, Mr. Rosgaard, who is an employee of the Company.

Skills and Attributes of our Board
The Board is committed to identifying directors for nomination with the highest ethical values and integrity, mature judgement, unbiased perspective and the deep expertise necessary to provide proper oversight and counsel to the Company. The Board in collaboration with the Nominating Committee regularly evaluates the skills, qualifications and experiences desirable of our Board to successfully achieve our long-term business strategies and serve the interest of our stockholders, customers, employees and communities.

Our directors bring a balanced mix of skills, qualifications and experiences and we believe their varied backgrounds contribute to an effective and well-balanced Board. Listed below is a summary of the combined skills and attributes of our Board:

Leadership	Directors with senior leadership experience in complex public, private and government organizations, whether as an officer or board member, are better able to oversee the management of the Company. This experience brings perspective in analyzing and overseeing the execution of important operational issues and developing strategy to drive change and growth. Directors with leadership experience generally possess strong abilities to motivate and manage others and to recognize and develop leadership skills in others.
Governance/Board Service	Directors with corporate governance experience gained from service on company boards provide valuable insight into the dynamics and operations of the Board and the impact that governance and compensation decisions have on the Company and stockholders. This supports the Company's goals of strong corporate governance practices through Board and management accountability, transparency, legal and regulatory compliance and protection of stockholder interests.
International	Directors with international or global markets experience bring valuable knowledge and perspective of global industry dynamics to the Company, including exposure to different cultural perspectives and practices and different political and regulatory environments. This provides critical insight into the scope of opportunities and risk related to our international operations.
Manufacturing/Supply Chain	Directors with experience and responsibility for managing or overseeing the manufacturing operations and supply chain logistics of a company gain extensive experience with maximizing operational performance and efficiencies while managing expenses and can provide insight and guidance in connection with strategy to deliver cost savings and fuel growth through sustainable means.
Accounting/Finance	Directors with an understanding of accounting, financial reporting, capital allocation processes and financial markets are essential to ensuring effective oversight of the Company's financial resources and processes and providing valuable advice and insights with respect to establishing a successful capital strategy critical to our ongoing success.
Strategy/M&A	Directors with strategic planning and merger and acquisition experience are able to provide insight as we identify the best strategic manner in which to expand our business and drive growth either through innovative strategic initiatives or acquisitions and other business ventures. Such individuals can provide valuable guidance on how to develop a strategic plan and oversee the execution of key strategic initiatives and evaluating our progress of those initiatives.
Risk Management	Directors with risk management and compliance oversight experience can provide valuable insight and guide the Board and management in executing its responsibilities to identify, evaluate and understand the various risks and the magnitude of those risks facing the Company and ensure there are appropriate policies and procedures in place to effectively mitigate and manage those risks.
Government/ Legal	Directors with government and legal experience have valuable insight into the key issues the Company faces with navigating and complying with legal reporting requirements and governmental and regulatory affairs in a complex global economy.
Technology	Directors with digital and technology experience have valuable insight to the evolution of fast-paced technology, assessing and advising on potential information security challenges, and improve efficiency and productivity through oversight of the selection and implementation of new technologies to enhance safety, operations, and sales.
Healthcare	Directors with healthcare services and hospital systems experience are able to provide valuable insight into the complexity of the healthcare industry and can provide guidance on supporting and enhancing health and well-being within in our zero-harm safety strategy and Company offered health and wellness benefits.

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Board Responsibilities
The Board oversees, counsels and directs management in the long-term interest of our stockholders. The primary responsibilities of the Board and its committees include:
•Strategy: The Board actively works with management to develop annual and long-term strategies for the Company. The Board evaluates, approves and monitors the achievement of our business, strategic and financial objectives, plans and actions.
•Leadership and Succession Planning: The Board and the Nominating Committee are responsible for the selection and evaluation of our directors for election to the Board and oversee Board succession planning, and the Board and the Compensation Committee oversee the succession planning process for the Chief Executive Officer and other senior executive officers.
•Operating Performance: The Board regularly monitors our operational execution and financial performance, and discusses improvements and changes when appropriate. The Board holds management accountable for the execution of our strategic plans. The Board and the Audit Committee also work with management in the assessment and mitigation of our major risk factors.
•Governance: The Board and its committees oversee the establishment, implementation and maintenance of policies, practices and procedures to ensure that our business is conducted with the highest standards of ethical conduct and in conformity with applicable laws.
•Sustainability: The Board and the Nominating Committee monitor environmental, social and governance related issues and the Company's sustainability strategies.

Committees of the Board
The Board currently has the following committees:

AUDIT COMMITTEE	5 meetings in fiscal 2024
Members: Robert M. Patterson (Chair and Audit Committee Financial Expert) Jillian C. Evanko Karen A. Morrison B. Andrew Rose
Primary Responsibilities:
•Oversees the integrity of our financial reporting and accounting process
•Reviews audits of our consolidated financial statements and effectiveness of the internal accounting controls and internal auditing methods
•Oversees our enterprise risk management program and cyber risk exposures
•Oversees our compliance with legal and regulatory requirements
•Monitors and evaluates our internal audit function and reviews the internal audit plan
•Appoints and oversees our independent auditors and reviews their qualifications, independence and performance
•Meets separately and on a regular basis with Company’s independent auditors and internal audit function to consult and review the scope of their audits
•Reviews critical audit matters
•Reviews and approves related party transactions

COMPENSATION COMMITTEE 7 meetings in fiscal 2024
Members: Mark A. Emkes (Chair) John W. McNamara Frank C. Miller Kimberly T. Scott
Primary Responsibilities:
•Oversees the execution of our compensation philosophy and objectives
•Reviews and approves annually corporate goals and objectives relating to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance and reviews and approves annually the total compensation of the Chief Executive Officer
•Reviews and approves annually the total compensation of other executive officers of the Company
•Oversees succession planning process for the Chief Executive Officer and other senior executive officers
•Reviews at least annually our incentive compensation and equity-based compensation plans, including their design and implementation
•Appoints and oversees an independent compensation consultant and reviews its independence and performance
•Evaluates and approves compensation for outside directors
•Reviews and confirms our incentive compensation plans do not encourage unnecessary and excessive risk
•Reviews and discusses with management the Compensation Discussion and Analysis and recommends to the Board its inclusion in the proxy statement

•Administers our short-term and long-term incentive plans, which each have received stockholder approval
•Approves participants for incentive plans from among our executive officers and key employees
•Establishes the performance goals and target award amount to be earned by participants based upon the level of achievement of such performance goals
•Certifies the extent to which the performance goals have been achieved and determines the amount of the awards that are payable to participants

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NOMINATING AND CORPORATE GOVERNANCE COMMITTEE 4 meetings in fiscal 2024
Members: John W. McNamara (Chair) Mark A. Emkes Frank C. Miller Kimberly T. Scott
Primary Responsibilities:
•Evaluates and recommends to the Board qualified director nominees for election using the criteria set forth in the Committee’s charter
•Evaluates and recommends changes to the size, composition and structure of the Board and its committees
•Reviews and recommends Board and committee leadership structure and committee membership
•Assists the Board with oversight and review of environmental, social and governance matters
•Administers and oversees the annual Board and Committee evaluation process
•Oversees Board succession planning
•Reviews and recommends to the Board changes to our corporate governance guidelines

STOCK REPURCHASE COMMITTEE 0 meetings in fiscal 2024
Members: Bruce A. Edwards (Chair) Frank C. Miller Robert M. Patterson	Primary Responsibilities: •Responsible for administering our stock repurchase program
The Board held five meetings during fiscal 2024 and all incumbent directors attended at least 75 percent of the meetings of the Board of Directors and committees on which he or she served during his or her respective periods of service. Under our Corporate Governance Guidelines, directors are expected to attend our Annual Meeting. All directors nominated for election, at that time, attended the 2024 virtual annual meeting.

Board Leadership Structure
Our Board is the ultimate decision-making body of the Company, except for those matters reserved to or shared with the stockholders. The day-to-day business is conducted and managed by the management of the Company under the direction of the Chief Executive Officer (“CEO”). Our current Board leadership structure consists of a Chairman of the Board, Mr. Edwards, an independent director, eight other independent directors, and one management director, Mr. Rosgaard, our current CEO.
Our Board believes maintaining separate Chairman and CEO roles continues to be an effective Board leadership structure for the Company. This structure will continue to permit Mr. Rosgaard to primarily focus his time and attention on the business operations, while Mr. Edwards, as Chairman of the Board, directs his attention on guiding the Board’s agenda and setting priorities for the Company to strategically address opportunities and challenges. Mr. Edwards' tenure as a director of the Company and his service in a variety of roles as an independent director and business leader of other companies adds valuable insight as Chairman of the Board. The fact that Mr. Edwards is independent also strengthens the Company's corporate governance framework. Mr. Rosgaard, our CEO, has extensive insight into the Company's current opportunities and challenges gained from his service as an executive officer of the Company since 2015. However, it is the Board’s belief that no single organizational model is best or most effective in all circumstances. Therefore, although the Board has determined that this leadership structure is the most effective and in the best interests of our stockholders at this time, the Board may implement another structure if deemed to be appropriate in the future.
Our Board has adopted various policies to provide for a strong and independent Board, including the following:
•The majority of the Board must be independent of management and have no material relationship with the Company, either directly or indirectly as a partner, stockholder or officer of an organization that has such a relationship with the Company, and must meet the standards of independence under the applicable rules of the SEC and NYSE listing standards.
•Only independent directors are members of the Compensation, Audit and Nominating Committees.
•Independent/non-management directors meet at least four times each year, and during at least one of those meetings, an executive session is scheduled that includes only independent directors.

Director Independence
Pursuant to NYSE rules, in order for a director to qualify as “independent,” the Board must affirmatively determine that the director has no material relationship with the Company or management that would impair the director’s independence. The Board has adopted categorical standards to assist it in making its determination of director independence.
The Board has determined that all current directors have no material relationships with the Company and, therefore, are independent, except for Mr. Rosgaard. Mr. Rosgaard is currently an employee of the Company. The Board has determined that Mr. Miller is independent because fees paid for legal services to Baker & Hostetler LLP, where Mr. Miller was a partner during fiscal 2024, were not material to the Company or to the firm (less than $1,000,000), and the nature of the relationship has been properly disclosed to the Board. The Board has also determined that Ms. Scott is independent because fees paid for uniform services to Vestis Corporation,
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where Ms. Scott was President and Chief Executive Officer during fiscal 2024, were not material to the Company or to Vestis Corporation (less than $15,000), and the nature of the relationship has been properly disclosed to the Board.

Board’s Role in Risk Management Oversight
The Board takes an active role in the oversight of our most significant risks. The Board executes its risk oversight function at the Board level and through delegation to its Board committees. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. The Board recognizes it is neither possible nor prudent to eliminate all risk. Purposeful and appropriate risk-taking is essential for us to be competitive and to achieve our long-term strategic objectives.
While the Board and its committees oversee risk management, management is responsible for day-to-day management of the various enterprise risks facing the Company. Management has developed and administers a formal enterprise risk management program that is a Company-wide effort involving both the Board and management. Management’s role is to identify, mitigate, guide and review the efforts of our business units with respect to risk, consider whether various risks are acceptable, and approve plans to deal with critical business risks that could prevent achievement of our business goals or plans. The Board receives detailed management reports that assess the material risk to us, including strategic, operational, financial, infrastructure, legal, regulatory, cybersecurity and other external risks facing the Company and to ensure that management develops and maintains comprehensive risk management policies and procedures to assess, mitigate and monitor those risks. The risk oversight responsibilities of the Board and its committees are summarized below:

Board of Directors	Audit Committee	Compensation Committee	Nominating Committee
Oversees our risk management processes to support the achievement of our long-term strategic objectives
Delegates certain risk management oversight responsibilities to its committees and receives regular reports from each committee

  Oversees risks related to financial statements, financial reporting and disclosure process, accounting and legal matters
  Oversees the internal audit function
  Oversees the enterprise risk management program and cyber risk exposures
  Oversees risk related to the integrity of our internal controls process
  Reviews related party transactions

  Oversees the risks related to the design and structure of our compensation and benefits program
  Reviews incentive compensation arrangements to confirm incentive pay does not encourage unnecessary and excessive risk taking

  Oversees risks associated with corporate governance policies and procedures and Board performance
  Oversees risks associated with Board composition and committee structure
  Monitors and reviews emergent environmental, social and governance related issues, risks and trends that could affect the Company's business activities and performance

Board’s Role in Environmental, Social and Governance Matters Oversight
The Board believes that the pursuit of sustainability efforts is important to our stakeholders and is appropriately represented in our corporate strategy. Sustainability efforts are pursued through an environmental, social and governance (“ESG”) framework and extend to all levels of our organization in support of our ongoing business strategy. The Board has delegated primary responsibility for oversight of ESG matters to the Nominating Committee. The Nominating Committee evaluates and reviews the Company's policies, activities and programs related to ESG matters and makes recommendations to the Board. The Nominating Committee also monitors and evaluates emergent ESG-related issues, risks and trends that could affect the Company's business activities and performance, and reviews and assesses the Company's progress against relevant external ESG and sustainability indices and the Company's strategic short-term and long-term ESG goals. The Board of Directors receives annual updates on behalf of our Sustainability Steering Committee.
While the Board and the Nominating Committee oversee the Company's sustainability efforts, management is responsible for the day-to-day coordination of integrating sustainability into our strategy and operations, reviewing our sustainability progress and priorities quarterly, and ensuring accountability at all levels of our organization administered through our Sustainability Steering Committee. Our Sustainability Steering Committee meets on a quarterly basis with the leaders of our global ESG teams that comprise the Sustainability Management Team, who are responsible for tracking the level of achievement of our global sustainability targets. The Sustainability Steering Committee guides the activities of our Sustainability Management Team, which works with topic teams consisting of representatives from each of our business regions and units to drive facility level projects and priorities.

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BOARD OF DIRECTORS
NOMINATING COMMITTEE
SUSTAINABILITY STEERING COMMITTEE
SUSTAINABILITY MANAGEMENT TEAM
ENERGY & EMISSIONS TEAM
WASTE TEAM
GOVERNANCE TEAM
LABOR PRACTICES TEAM
PROCUREMENT TEAM

During fiscal year 2023, we announced our 2030 sustainability targets that focus on climate, waste reduction, circularity, supply chain and diversity, equity and inclusion. Our long-term sustainability targets from an environmental perspective include reducing our Scope 1 and Scope 2 greenhouse emissions to combat climate change through the increased use of renewable power, energy efficient equipment and the testing of new technologies, achieving zero waste to landfill at 97 percent of our production facilities, and accelerating our progress to achieve 100% recyclability, along with increased recovery of used products and use of recycled materials. We actively engage and collaborate with customers to deliver innovative products that assist them with reducing the environmental impact of their packaging and meet their decarbonization goals, while expanding our end-of-life and recycling capabilities to meet the growing demand for circular packaging solutions.
From a corporate social perspective we are actively advancing programs to create an even safer, more engaged, diverse, equitable and inclusive workforce setting where all colleagues can grow and thrive. Our safety, inclusion, and colleague engagement goals include achieving zero harm at all facilities globally, the expansion of internal human rights assessments, and increasing the representation of women on the Board of Directors, in management positions, and throughout the workforce. As of the end of fiscal year 2024, 36% of our Board of Directors, 30% of our executive leadership team, and 18% of our global workforce were women.
We published our first sustainability report in 2009 and issued our 15th consecutive sustainability report in April 2024, which was based on our fiscal year performance ending October 31, 2023. The report provides our 2025 sustainability goals and 2030 sustainability targets and highlights progress and strategies underway to achieve those goals and targets. Our sustainability report is prepared in accordance with the Global Reporting Initiative Standards, which include Core Option, SASB Application Guidance and fulfills the United Nations Global Compact annual Communication on Progress. We also aligned our climate-related disclosures with recommendations from the Task Force on Climate-related Financial Disclosures. Our 2023 report is available in full at https://www.greif.com/sustainability-2023/report-downloads/.

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Notable highlights and awards include the following:

Environmental Highlights
•3.7 million containers reconditioned, remanufactured or recycled (95,360 metric tons virgin material saved) in 2023
• Approximately 3.2 million tons of recycled fiber collected, brokered and/or processed in 2023
• Used more than 1.4 million tons of recycled paper in our paper products in 2023
• 90% of the fiber used in our paper manufacturing operations was derived from purely recycled inputs in 2023
• Soterra forests sequestered over 151,000 metric tons of carbon dioxide in 2023
• Overall, diverted 88% of production waste from landfills in 2023
• All Latin America, Europe, Middle East and Africa, and Asia Pacific production facilities diverted ≥ 90% of waste from landfills in 2023
• 49 zero waste to landfill production facilities in 2023

Colleague Highlights
• Rated in 84th percentile for employee engagement among all manufacturing companies in 2024 (Gallup Q12 Engagement Survey), earning Greif the 2024 Gallup Exceptional Workplace Award
• In August 2024, established Interfaith CRG, bringing total Colleague Resource Groups to eight

Awards
• Received a Platinum rating for eco-manufacturing by the Singapore Environmental Council in 2023
• ESG rating of “AA” by MSCI ESG Research LLC in 2024
•Received Prime status by ISS ESG in 2024
• Soterra business earned Sustainable Forestry Initiative (SFI) Certification in 2024
• Recognized by Newsweek as one of America’s Most Responsible Companies in 2024
• Recognized by Newsweek as a Global Most Loved Workplace in 2024, in the 94th percentile
• Recognized by Newsweek as one of America's Most Loved Workplaces in 2024
• Recognized by Newsweek as one of the UK's Most Loved Workplaces in 2024

Availability of Corporate Governance Documents
The Board has adopted the following corporate governance documents (the “Corporate Governance Documents”):

Corporate Governance Guidelines
Code of Conduct for directors, officers and employees (available in several different languages)
Code of Ethics for Senior Financial Officers
Independence Standards for Directors
Incentive Compensation Recovery Policy
Stock Ownership Guidelines applicable to directors, officers and other key employees Audit Committee Charter Nominating Committee Charter Compensation Committee Charter Insider Trading Policy
Each of the Corporate Governance Documents are posted on our website at www.greif.com under “Investors - Corporate Governance - Governance Documents.” The Insider Trading Policy has also been filed as Exhibit 19 in the Annual Report on Form 10-K for the fiscal year ended October 31, 2024. Copies of each of the Corporate Governance Documents are also available in print to any stockholder of the Company, without charge, by making a written request to the Company. Requests should be directed to Greif, Inc., Attention: Secretary, 425 Winter Road, Delaware, Ohio 43015.

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Director Compensation for Fiscal 2024
The following table sets forth the compensation paid to our current and former outside directors during fiscal 2024:

Name (1)	Fees ($)	Stock Awards ($) (2)	All Other Compensation ($)	Total ($)
Vicki L. Avril Groves	95,057	141,943	—	237,000
Bruce A. Edwards	226,307	141,943	—	368,250
Mark A. Emkes	136,307	141,943	—	278,250
Jillian C. Evanko (3)	77,960	94,624	—	172,584
Daniel J. Gunsett (4)	33,334	—	—	33,334
John W. McNamara	131,307	141,943	—	273,250
Frank C. Miller	91,307	141,943	—	233,250
Karen A. Morrison	111,307	141,943	—	253,250
Robert M. Patterson	131,307	141,943	—	273,250
B. Andrew Rose (5)	52,934	94,650	—	147,584
Kimberly T. Scott	116,307	141,943	—	258,250
(1)As an employee of the Company during fiscal 2024, Mr. Rosgaard was not compensated for his services as a director. See “Executive Compensation Tables - Summary Compensation Table” for information on Mr. Rosgaard's compensation as CEO.
(2)Amounts in this column represent the dollar amount recognized for financial statement reporting purposes during fiscal 2024 computed in accordance with Accounting Standards Codification (“ASC”) 718 and represents the cash value of the total number of restricted shares of Class A Common Stock awarded to such director during fiscal 2024 under our Amended and Restated Outside Directors Equity Award Plan (2,247 shares per outside director serving as of the 2024 annual meeting). The amounts reported reflect the closing price of our shares of Class A Common Stock on February 23, 2024 ($63.17), the day preceding the date on which the shares were granted. The amounts for Ms. Evanko and Mr. Rose are described in footnotes 3 and 5, respectively, since they were not serving as of the 2024 annual meeting.
As of October 31, 2024, each current outside director owned 6,732 shares of Class A Common Stock that had been awarded under the Amended and Restated Outside Directors Equity Award Plan (or, prior to 2023, the 2005 Directors Equity Plan, defined below) that were subject to restrictions on transfer, except for Mr. Miller who owned 4,263, Ms. Evanko who owned 1,465, and Mr. Rose who owned 1,484 shares of Class A Common Stock subject to restrictions on transfer. For the aggregate number of restricted and non-restricted shares of Class A and Class B Common Stock beneficially owned by each of the outside directors, see “Stock Holdings of Certain Beneficial Owners and Management.” No stock options have been awarded to any outside director since 2005 and no stock options are outstanding.
(3)Ms. Evanko's annual fees were prorated to reflect her election to the Board of Directors in June 2024. Upon election to the Board, Ms. Evanko received a prorated stock award of 1,465 shares of Class A Common Stock. The stock award reported for Ms. Evanko reflects the closing price of our shares of Class A Common Stock on June 3, 2024 ($64.59), the day preceding the date on which the shares were granted.
(4)Mr. Gunsett's annual fees were prorated to reflect his retirement from the Board of Directors in February 2024. Mr. Gunsett did not receive a stock award in fiscal 2024 because he retired from the Board before the 2024 annual stock award date.
(5)Mr. Rose's annual fees were prorated to reflect his election to the Board of Directors in August 2024. Upon election to the Board, Mr. Rose received a prorated stock award of 1,484 shares of Class A Common Stock. The stock award reported for Mr. Rose reflects the closing price of our shares of Class A Common Stock on August 23, 2024 ($63.78), the day preceding the date on which the shares were granted.

Director Compensation Arrangements
The Compensation Committee is responsible for setting the overall compensation strategy and policies for our outside directors. Directors who also serve as employees for the Company or any of its subsidiaries are not compensated for their service as a director. Directors may also receive additional compensation for performing duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of a director or committee member.
The compensation fee arrangement for our outside directors for fiscal 2024 is set forth below. The Board annual cash retainer was paid in equal quarterly installments, as applicable. The annual Committee and Chair cash retainers were paid annually, as applicable. The stock award is issued annually after the annual stockholders meeting.

Board of Director Position	Board Annual Retainer	Stock Award
Chairman of the Board	$225,000	$142,000
All Other Outside Directors	$100,000	$142,000
Committee	Committee Annual Retainer	Committee Chair Annual Retainer
Audit	$10,000	$20,000
Compensation	$10,000	$20,000
Nominating	$5,000	$15,000
The Compensation Committee administers the Amended and Restated Outside Directors Equity Award Plan, which provides annual equity awards to outside directors. Prior to the 2023 annual meeting, the Compensation Committee administered the 2005 Outside Directors Equity Award Plan (the "2005 Directors Equity Plan"), which was replaced by the Amended and Restated Outside Directors
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Equity Award Plan. Each outside director elected during the 2024 annual meeting of stockholders (held on February 26, 2024) received a number of restricted shares of Class A Common Stock under this plan in an amount equal to approximately $142,000 divided by the last reported sale price of a share of Class A Common Stock on the NYSE on February 23, 2024 (the last trading day immediately preceding the date of the 2024 annual meeting). The outside directors elected to the Board following the 2024 annual meeting of stockholders received a prorated number of restricted shares of Class A Common Stock under this plan in an amount equal to approximately $94,667 divided by the last reported sale price of a share of Class A Common Stock on the NYSE on the last trading day immediately preceding the date their stock awards were granted following their election to the Board. None of these shares of Class A Common Stock are subject to any risk of forfeiture; however, such shares are subject to restrictions on transfer for three years. All such shares are fully vested on the award date with eligibility to participate in the receipt of all dividends declared on our shares of Class A Common Stock.
In addition to the compensation described above, we provide a health and wellness program for our outside directors which includes annual physical exams, and we reimburse outside directors for expenses incurred to attend Board and committee meetings. We offer no other perquisites to our outside directors.

Stock Ownership Guidelines for Directors
Each outside director is required to own a minimum of five times his or her annual retainer in shares of Company common stock after five years of service as a director. Restricted shares of Class A Common Stock awarded to an outside director under any of our outside director equity award plans and the receipt of which has been deferred at the election of such outside director under the terms of the Directors Deferred Compensation Plan, described below, are counted as owned by the deferring outside director for purposes of these stock ownership guidelines. The Board evaluates whether exceptions should be made in the case of any outside director who, due to his or her unique financial circumstances, would incur a hardship by complying with these requirements. All outside directors are currently in compliance with our stock ownership guidelines.

Director Participation in Directors Deferred Compensation Plan
Under the Directors Deferred Compensation Plan, outside directors may elect to defer between 25 and 100 percent of their respective retainer and committee fees, as well as restricted stock awards granted under the Amended and Restated Outside Directors Equity Award Plan. Once made, any such elections (including without limitation the percentage of Board fees and/or restricted stock to be deferred) are irrevocable for all such amounts earned during the calendar year for which the election is made. The participants are fully vested in the value of their account, including investment returns, at all times.
The plan is considered an “unfunded” arrangement as amounts generally are not set aside or held by the Company in a trust, escrow, or similar account. Notwithstanding the foregoing, deferrals of restricted stock are held in a "rabbi trust" established by the Company. Deferrals of cash compensation under the plan are credited to a participant’s account under the plan as “Phantom Shares.” “Phantom Shares” have a value equal to the market value from time to time of shares of our Class A Common Stock. The number of Phantom Shares credited to a participant’s account is based on the dollar amount of deferral, divided by the then current per share value of our shares of Class A Common Stock. If a dividend is declared and credited on shares of our Class A Common Stock, the Phantom Shares are credited with a corresponding dividend in the form of additional Phantom Shares within sixty days of that date. Dividends paid on shares of restricted stock held in the rabbi trust are contributed to the rabbi trust and are paid from the rabbi trust to the participants and are not accumulated in the rabbi trust.
Generally, the plan provides that each participant will receive his or her cash deferral account value as retirement benefits under the plan upon termination from Board membership in substantially equal monthly payments over a ten year period, and will receive all restricted stock deferrals in a single distribution on the first day of the second month following a participant's termination from Board membership. However, participants may elect to receive:
•Cash compensation deferrals (credited as Phantom Shares) in a single lump sum payment, annual installments over a five-year period or a series of two payments. Depending on the form of payment elected, a participant may choose a fixed date for distribution or the earlier of a fixed date or such participant's termination of Board membership. If a Participant elects to receive a series of two payments, the participant must specify a fixed date for each payment and must specify the percentage of his or her cash compensation deferral to be paid on each specified date.
•Restricted stock deferrals upon: (a) a fixed date that is at least three years after the date the restricted stock is awarded; or (b) the earlier of (i) a fixed date that is at least three years after the date the restricted stock is awarded, or (ii) the participant’s termination from Board membership.

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Executive Officers of the Company
The following information relates to executive officers of the Company as of the date of this proxy statement (elected annually):

Name	Age (1)	Positions and Offices	Year first became executive officer
Ole G. Rosgaard	61	President and Chief Executive Officer	2015
Lawrence A. Hilsheimer	67	Executive Vice President, Chief Financial Officer	2014
Gary R. Martz	66	Executive Vice President, General Counsel and Secretary	2002
Bala V. Sathyanarayanan	54	Executive Vice President, Chief Human Resources Officer	2018
Timothy L. Bergwall	60	Senior Vice President, Chief Commercial Officer	2014
Vivian E. Bouet	53	Senior Vice President, Chief Information and Digital Officer	2022
Kimberly A. Kellermann	48	Senior Vice President, Chief Operations Officer	2022
Patrick G. Mullaney	55	Senior Vice President, Chief Business Unit Officer	2022
Anthony J. Krabill	51	Vice President, Corporate Treasurer	2022
Michael J. Taylor	41	Vice President, Corporate Controller	2022
(1)As of February 24, 2025, the date for the 2025 Annual Meeting of the Company.
Ole G. Rosgaard has served as President and Chief Executive Officer since February 2022. From July 2021 to February 2022, Mr. Rosgaard served as Chief Operating Officer. From June 2019 to June 2021, he served as Senior Vice President and Group President of Global Industrial Packaging, and from June 2019 to September 2020, Mr. Rosgaard was also responsible for Global Sustainability. From June 2017 to June 2019, Mr. Rosgaard served as Senior Vice President and Group President, Rigid Industrial Packaging & Services ("RIPS") - Americas and Global Sustainability. From August 2015 to June 2017, he served as Vice President and Division President, RIPS-North America. In January 2016, he assumed additional responsibility for RIPS-Latin America and Container Life Cycle Management LLC. Prior to joining the Company, and for more than five years, he served in various roles of increasing responsibility with Icopal a/s, a designer, manufacturer and installer of high end roofing solutions, including managing director in Denmark, group managing director/chief executive officer of the West European Region and group managing director/chief executive officer of the Central European Region.
Lawrence A. Hilsheimer has served as Executive Vice President and Chief Financial Officer since May 2014. From April 2013 to April 2014, Mr. Hilsheimer was executive vice president and chief financial officer of The Scotts Miracle-Gro Company. From August 2012 to March 2013, Mr. Hilsheimer was the president and chief operating officer of Nationwide Retirement Plans, a division of Nationwide Mutual Insurance Company. From January 2010 to July 2012, Mr. Hilsheimer was the president and chief operating officer of Nationwide Direct & Customer Solutions, also a division of Nationwide Mutual Insurance Company. For the two years prior to that time, he was executive vice president and chief financial officer of Nationwide Mutual Insurance Company. Prior to joining Nationwide, he was vice chairman and regional managing partner for Deloitte & Touche USA, LLP, which included serving on the board of directors of the Deloitte Foundation. Mr. Hilsheimer is a director and chair of the audit committee and member of the nominating and corporate governance committee of Installed Building Products, Inc., a publicly traded (NYSE) installer of insulation products and is the lead independent director and chair of the audit committee of Root, Inc., a publicly traded (Nasdaq) technology-based insurance company.
Gary R. Martz has served as Executive Vice President since June 2010 (and prior to that as Senior Vice President) and as General Counsel and Secretary since joining the Company in 2002. From March 2014 until May 2014, Mr. Martz also served as Chief Administrative Officer, and from March 2018 until November 2018, served as acting Chief Human Resources Officer. Since May 2014, Mr. Martz has assumed responsibility for the management of our global real estate services department. From June 2005 until May 2013, Mr. Martz served as President of Soterra LLC. Prior to joining the Company, he was a partner in the law firm of Baker & Hostetler LLP.
Bala V. Sathyanarayanan has served as Executive Vice President and Chief Human Resources officer since July 2021. From November 2018 to June 2021, Mr. Sathyanarayanan was Senior Vice President and Chief Human Resources Officer. From January 2017 to October 2018, Mr. Sathyanarayanan served as executive vice president, human resources, North American Operations, for the Xerox Corporation. From July 2012 to January 2017, Mr. Sathyanarayanan was vice president, business transformation and human resources, Xerox Technology, a provider of print and digital document products and services. Prior to joining Xerox Corporation, and for more than five years, Mr. Sathyanarayanan served in various human resources roles at Hewlett-Packard Inc., a global provider of personal computers and printers and printing solutions.
Timothy L. Bergwall has served as Chief Commercial Officer since November 2024 and Senior Vice President since February 2019. From May 2015 to October 2024, Mr. Bergwall served as Group President, Paper Packaging & Services and President of Soterra LLC. Prior to that time, Mr. Bergwall served as Vice President and Division President, Paper Packaging & Services and held various other leadership roles in our paper packaging business unit.
Vivian E. Bouet has served as Senior Vice President, Chief Information and Digital Officer since December 2024 and Vice President since joining the Company in December 2022. From October 2018 to December 2022, Ms. Bouet served as chief information officer at CPS Energy, the largest municipally owned electric utility provider in the United States. From August 2014 to October 2018, Ms. Bouet served as executive senior director, business transformation at Walgreen's, an international leader in integrated healthcare, pharmacy,
Greif - Proxy Statement 26

and retail services. From July 2007 to August 2014, Ms. Bouet served in various technology leadership roles at Anthem, Inc. (currently known as Elevance Health, Inc.). Prior to that time, and for more than five years, Ms. Bouet served as a principal consultant in technology, supporting multiple industries.
Kimberly A. Kellermann has served as Chief Operations Officer since November 2024 and as Senior Vice President since February 2022. Ms. Kellermann served as Vice President, Global Operations from June 2019 to February 2022. Prior to that time and since July 2017, she held various Vice President roles the areas of operations and environmental, health and safety. Prior to that time and for more than five years, Ms. Kellermann served as vice president operations at West-Ward Pharmaceuticals (formerly Boehringer Ingelheim Roxane Laboratories), an international pharmaceutical company.
Patrick G. Mullaney has served as Chief Business Unit Officer since November 2024 and Senior Vice President since November 2021. From November 2021 to October 2024, Mr. Mullaney served as Group President, Global Industrial Packaging. From September 2019 to October 2021, Mr. Mullaney served as Vice President, General Manager of Global Industrial Packaging - EMEA. From February 2018 to September 2019, Mr. Mullaney served as Director - Rigid Industrial Packaging & Services - EMEA Western Region and from June 2017 to February 2018, he served as Manager - Rigid Industrial Packaging & Services - EMEA Central Region. Prior to that time and for more than five years, he served in various roles at Clondalkin Group, including chief executive officer of Clondalkin Flexible Packaging, an international producer of value-added packaging products and services.
Anthony J. Krabill has served as Vice President, Corporate Treasurer since May 2022. From January 2017 to May 2022, Mr. Krabill served as Assistant Treasurer. From July 2014 to January 2017, Mr. Krabill served as Director of Capital Markets and FX. Prior to that time and for more than five years, Mr. Krabill served in various positions with increasing responsibility at the NCR Corporation, a leading enterprise technology provider of software, hardware and services.
Michael J. Taylor has served as Vice President, Corporate Controller since May 2022, and in this role he serves as our chief accounting officer. From April 2017 to May 2022 Mr. Taylor served as Director of Financial Reporting and Internal Controls. Prior to that time and for more than five years, he served in the assurance practice of the accounting firm PricewaterhouseCoopers LLP.

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Stock Holdings of Certain Owners and Management
The following table sets forth the number of shares of each class of Greif securities beneficially owned, as of the close of business on December 27, 2024, by (i) each person known to the Company to be the beneficial owner of more than 5 percent of our Class B Common Stock, our only class of voting securities, (ii) each director and nominee for director, (iii) the executive officers listed in the Summary Compensation Table (the "Named Executive Officers" or "NEOs”), and (iv) all directors, NEOs, and other executive officers as a group.

Name	Title of Class	Shares Beneficially Owned (1)		Percent of Class(2)
Patricia M. Dempsey 12781 NE 72nd Boulevard, Lady Lake, FL 32162	Class B	3,050,502	(3)(4)	14.3%
Shannon J. Diener 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	3,208,886	(3)(5)	15.04%
Mary T. McAlpin 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	3,270,076	(3)(6)	15.33%
Virginia D. Ragan 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	3,578,310	(3)(7)	16.78%
Article 4(c) Trust c/o Shannon Diener 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	2,127,026	(3)(8)	9.97%
Nicholas J. Petitti 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	2,882,210	(3)(9)	13.51%
JDH 2021 Trust c/o Nicholas J. Petitti 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	2,217,451	(3)(10)	10.4%

Timothy L. Bergwall	Class A	80,662	(12)	*
Bruce A. Edwards	Class A Class B	98,232 2,000	(11)	* *
Mark A. Emkes	Class A	73,592	(11)	*
Jillian C. Evanko	Class A	1,465	(11)	*
Lawrence A. Hilsheimer	Class A Class B	118,028 165,426	(12)	* *
Gary R. Martz	Class A Class B	105,492 23,100	(12)	* *
John W. McNamara	Class A Class B	65,154 543,238	(11) (13)	* 2.55%
Frank C. Miller	Class A	4,263	(11)	*
Karen A. Morrison	Class A	9,201	(11)	*
Robert M. Patterson	Class A	26,182	(11)	*
B. Andrew Rose	Class A Class B	1,484 3,500	(11)	* *
Ole G. Rosgaard	Class A Class B	189,530 4,914	(11)(12)	* *
Bala V. Sathyanarayanan	Class A Class B	50,054 3,999	(12)	* *
Kimberly T. Scott	Class A	6,732	(11)	*

All directors and executive officers as a group (19 persons)	Class A Class B	873,491 747,828	(11)(12)	3.38% 3.51%
(1)     A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days of December 27, 2024 (such as through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner (and their spouses, if applicable).
(2)    * indicates less than 1 percent.
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(3)    Only Class B Common Stock (voting stock) was reported for these stockholders.
(4)    All shares held by Ms. Dempsey as trustee under her revocable trust and a family trust.
(5)    All shares held by Ms. Diener as custodian or trustee under her revocable trust and family trusts, including the Article 4(c) Trust described in footnote (8).
(6)    All shares held by Ms. McAlpin as trustee under her revocable trust and a family trust.
(7)    Includes shares held by Ms. Ragan as trustee under her revocable trust and a family trust. Also includes shares held by a charitable foundation (525,140 shares) of which Ms. Ragan is the president. Does not include shares held by John W. McNamara, a director of the Company, who is Ms. Ragan’s son. Ms. Ragan disclaims beneficial ownership of the shares held by Mr. McNamara.
(8)    The Article 4(c) Trust held under the Naomi C. Dempsey Declaration of Trust (the “Article 4(c) Trust”).
(9)    All shares owned by Mr. Petitti individually or held by Mr. Petitti as trustee under his revocable trust and irrevocable or family trusts. Includes the shares held by Mr. Petitti as trustee of the JDH 2021 Trust described in footnote (10). Also includes 80,000 shares that have been pledged as security for a loan.
(10) The 2021 Amended and Restated Revocable (now Irrevocable) Trust created by Judith D. Hook (the "JDH 2021 Trust"). Includes 1,200,000 shares that have been pledged as security for a loan.
(11)    This table includes restricted shares of Class A Common Stock that have been awarded to directors under our Amended and Restated Outside Directors Equity Award Plan (or the 2005 Directors Equity Plan, as the case may be), including shares the receipt of which has been deferred at the director’s election under the terms of the Directors Deferred Compensation Plan. If deferral is elected, shares are issued to the trustee of a rabbi trust established in connection with the Directors Deferred Compensation Plan. The total number of shares of Class A Common Stock held in the rabbi trust for the benefit of each director as of December 27, 2024, was as follows: Mr. Edwards - 41,203 shares; Mr. Emkes - 9,761 shares; Mr. McNamara - 25,368 shares, Ms. Morrison - 2,016 shares, Mr. Patterson - 9,586 shares, and Ms. Scott - 4,263 shares. See also “Corporate Governance - Director Compensation for Fiscal 2024.”
(12) This table includes restricted stock units and performance stock units that have been awarded to executive officers under our LTIP for the 2022-2024 plan period, as these awards will vest within 60 days of December 27, 2024. See “Compensation Discussion and Analysis - Long-Term Incentive Plan" for further information on the LTIP and awards made thereunder.
(13)    All shares (other than 3,000) held by Mr. McNamara as trustee of a family trust and a voting trust or as custodian. Does not include shares held by Virginia D. Ragan, who is Mr. McNamara’s mother. Mr. McNamara disclaims beneficial ownership of all shares of Class B Common Stock held by Ms. Ragan.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons owning more than 10% of a registered class of our equity securities, to file reports of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the Securities and Exchange Commission’s regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during fiscal 2024 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with by such persons, except that Mr. Hilsheimer failed to timely report one transaction involving the purchase of 8,000 shares of Class B Common Stock, and Mr. McNamara failed to timely report one transaction involving a gift to him of 25,100 shares of Class B Common Stock that are held in a family trust of which he serves as trustee.
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COMPENSATION DISCUSSION AND ANALYSIS

Overview and Introduction
This Compensation Discussion and Analysis (“CD&A”) identifies and describes our compensation philosophy and objectives, summarizes our executive compensation program and discusses and reviews compensation decisions with respect to our NEOs for fiscal 2024. This CD&A should be read in conjunction with the compensation related tables that immediately follow this section, as well as with our 2024 Form 10-K. For fiscal 2024, our NEOs were:

Name	Title
Ole G. Rosgaard	President and Chief Executive Officer
Lawrence A. Hilsheimer	Executive Vice President, Chief Financial Officer
Gary R. Martz	Executive Vice President, General Counsel and Secretary
Timothy L. Bergwall	Senior Vice President, Chief Commercial Officer
Bala V. Sathyanarayanan	Executive Vice President, Chief Human Resources Officer

Summary of Executive Compensation Governance Practices
To achieve the objectives of our executive compensation program and emphasize our “pay-for-performance” philosophy, the Compensation Committee has continued to employ strong governance practices, including:

We Do	We Don’t Do
✓ Significant portion of executive total compensation “at risk”	✗ Hedging or short sales by executive officers or directors
✓ Objective and different metrics for annual and long-term incentives	✗ Significant perquisites
✓ Caps on annual and long-term incentive pay	✗ Pledging of Greif stock (requires pre-approval)
✓ Stock ownership guidelines and holding requirements	✗ Accelerated vesting of equity awards upon retirement
✓ "Pay for performance" incentive compensation confirmed by market data	✗ Employment contracts or change-in-control arrangements with executive management
✓ Incentive compensation recovery ("clawback") policy

Compensation Committee
The Compensation Committee, whose current members are Mark A. Emkes (Chair), John W. McNamara, Frank C. Miller and Kimberly T. Scott, has primary oversight for the design and implementation of our executive compensation program. The Compensation Committee administers our annual cash incentive bonus plan (the “Short-Term Incentive Plan” or “STIP”) and our long-term incentive plan (the "Long-Term Incentive Plan" or "LTIP").
The Compensation Committee utilizes an independent outside compensation consultant, Willis Towers Watson, to provide it with peer group data and market information. While Willis Towers Watson also provides other services to the Company, the Compensation Committee has determined that Willis Towers Watson is independent because they do not have a conflict of interest that would prevent them from providing objective advice to the Compensation Committee. In determining whether Willis Towers Watson has a conflict of interest that would influence its advice to the Compensation Committee, the Compensation Committee considered, among other matters, the six factors set forth in the applicable SEC regulations issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, namely: the other services provided by Willis Towers Watson to the Company; the amount of fees payable by the Company to Willis Towers Watson as a percentage of that firm’s total revenues; the policies and procedures maintained by Willis Towers Watson to prevent or mitigate potential conflicts of interest; any business or personal relationship between any member of Willis Towers Watson’s executive compensation team serving the Company and any member of the Compensation Committee; any stock of the Company owned by any member of Willis Towers Watson’s executive compensation team serving the Company; and any business or personal relationship between any member of Willis Towers Watson’s executive compensation team serving the Company and any executive officer of the Company. The Compensation Committee reviewed information provided by Willis Towers Watson addressing each of these factors. These SEC regulations retain the principle that the Compensation Committee should have the final say in determining the independence and objectivity of its advisors. No single factor was considered by the Compensation Committee as more important than any other factor or automatically disqualified Willis Towers Watson from being objective.

Compensation Philosophy and Objectives
The Compensation Committee’s compensation philosophy and objectives are designed to align our executive compensation with achieving business and financial goals that drive long-term stockholder value. To achieve this “pay-for-performance” philosophy, the Compensation Committee has the following key objectives:
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Key Objectives of Our "Pay for Performance" Philosophy
•Attract, recruit and hire talented and outcome driven executives on a local, national or global basis as needed and appropriately incentivize and reward our current executive officers.
•Offer short-term and long-term incentive bonus plans that motivate and incentivize our executive officers by linking compensation to the achievement of targeted financial, business and individual performance goals.
•Emphasize at-risk components of an executive compensation program to motivate and incentivize our executive officers to drive stockholder value and align their interests with the interest of our stockholders.

The Compensation Committee attempts to achieve its policies and philosophies by establishing performance objectives for our executive officers and by linking compensation to financial performance goals, which may include, but are not limited to, targets for earnings before interest, tax and depreciation, depletion, amortization and special items, operating profit before special items, operating working capital as a percent of revenue, and total shareholder return relative to the Russell 2000 Index. The Compensation Committee further believes that a portion of each executive’s compensation should be linked to our short-term and long-term performance. In that regard, the Company has the STIP, an annual cash incentive bonus plan that links the annual payment of cash bonuses to the achievement of targeted financial performance goals, and the LTIP, which links the long-term issuance of stock to the achievement of targeted financial performance goals over a three-year performance period that further aligns long-term stockholder value by including a total shareholder return metric and providing for payouts in restricted stock. See “Elements of Our Compensation Program - Short-Term Incentive Plan" and "Long-Term Incentive Plan.” The LTIP is also intended to facilitate compliance with our stock ownership guidelines. See “Elements of Our Compensation Program - Stock Ownership Guidelines” below.

At-Risk Compensation Philosophy
In determining the award levels for each of the elements in our total compensation program, the Compensation Committee's philosophy is to "pay-for-performance". As a result, the Compensation Committee places relatively greater emphasis on the variable components of compensation (STIP and LTIP) to align the interests of our executive officers with the interests of our stockholders and motivate them to drive stockholder value. These variable components are balanced with retention incentives provided by base salary and restricted stock awards. The LTIP is designed to provide retention incentives for our executive officers through the granting of restricted share units at or near the commencement of each performance period that are subject to a vesting period. We look to the experience and judgment of the Compensation Committee to determine what it believes to be the appropriate compensation mix for each NEO. As shown in the charts below, at the time the Compensation Committee established fiscal 2024 base salary amounts and STIP targets, incentive components at risk accounted for approximately 82% of the CEO's compensation and approximately 72% of the other NEOs average compensation for fiscal 2024.
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*Percentages for at-risk compensation calculated using target award levels.
Risk Assessment
During fiscal 2024, our management and the Compensation Committee, with the assistance of Willis Towers Watson, performed an assessment of the risks associated with our incentive plans and determined that the risks associated with such plans are not reasonably likely to cause a material adverse effect to the Company's business, financial condition, results of operations and cash flows.
Peer Group Review
The Compensation Committee, working with Willis Towers Watson, periodically, but at least annually, reviews peer group data and market information for comparable positions in our industry related to our executive officers. The Compensation Committee does not establish targets or benchmarks for executive compensation when assessing peer group data, but rather uses peer group data and
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other market information to confirm that our compensation targets and awards are comparable and competitive. The information provided by Willis Towers Watson is used by the Compensation Committee to provide context for their decision making process, but is not used to determine or recommend the amount or form of compensation paid to our executive officers, including our NEOs.
The Compensation Committee, working with its compensation consultant, periodically, but at least annually, also reviews our peer group composition. The selection of peer group companies by the Compensation Committee is based on the nature, composition, geographic scope, complexity and key financial data of potential peer companies in the packaging, paper, manufacturing and industrial businesses. For fiscal 2024, the Company's peer group changed from the previous year by removing Patrick Industries, Inc. and by adding Pactiv Evergreen Inc., to better ensure our peer group is aligned to our industry and market capitalization. Our peer group consists of the companies listed below.

AptarGroup, Inc.	H.B. Fuller Company	Silgan Holdings, Inc.
Ashland Inc.	JELD-WEN Holding, Inc.	Sonoco Products Company
Avery Dennison Corporation	O-I Glass, Inc.	The Timken Company
Berry Global Group, Inc.	Owens Corning	UFP Industries, Inc.
Cabot Corporation	Packaging Corporation of America	Valmont Industries, Inc.
Crown Holdings, Inc.	Pactiv Evergreen Inc.
Graphic Packaging Holding Company	Sealed Air Corporation

Elements of Our Compensation Program
During fiscal 2024, the key elements of our compensation package were:

Base salary
Annual performance-based incentive cash compensation under our STIP
Long-term performance-based incentive compensation in the form of restricted stock awards under our LTIP
Benefits under our pension, 401(k), supplemental executive retirement and supplemental deferred compensation plans
Opportunity for deferral of compensation under our deferred compensation plans
The Compensation Committee reviews tally sheets for each NEO prepared by Willis Towers Watson.. The purpose of the tally sheets is to bring together, in one place, all of the elements of compensation to our NEOs to assist the Compensation Committee with making compensation decisions for the next calendar year. These tally sheets typically contain the following information: current base salary; STIP payments for the preceding two fiscal years, and the anticipated payment for the fiscal year just ended; LTIP payments for the preceding two fiscal years, and the anticipated payment to be made for the three-year period just ended; the current value of the applicable supplemental executive retirement or supplemental deferred compensation plans; and the value of our perquisites. The Compensation Committee’s final compensation determination regarding one element of compensation is independent of all other elements of compensation and does not affect decisions regarding those other elements of compensation, other than to the extent that awards under the STIP and the LTIP are calculated by using a percentage of base salary.

Base Salary
Base salaries are primarily designed to provide competitive levels of compensation that attract and retain our executive officers. When determining base salaries for each NEO, the Compensation Committee considers their qualifications, experience, the scope of responsibilities, individual performance and contributions towards our success. Base salaries, which become effective the first pay period of the calendar year, are reviewed annually and are individually determined and may vary widely among our executive officers. The Compensation Committee does not target specific market data for base salaries, but rather compares the compensation levels of other executive officers with equivalent responsibility within our peer group companies and competitive market data to confirm that our base salaries are competitive within the market and with the compensation levels of other executive officers within the Company for internal fairness purposes.
In December 2024, the Compensation Committee approved the following base salaries for the NEOs for calendar year 2025. See “2024 Performance Reviews of CEO and Other NEOs” below for a discussion of the factors considered by the Compensation Committee in its decision to approve the 2025 base salaries, and the amount thereof, for each NEO.

NEOs	2024 Base Salary	2025 Base Salary	Percentage Change
Mr. Rosgaard	$1,050,000	$1,150,000	9.5%
Mr. Hilsheimer	$816,815	$841,320	3%
Mr. Martz	$682,148	$702,612	3%
Mr. Bergwall	$614,057	$632,479	3%
Mr. Sathyanarayanan	$497,139	$517,024	4%
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Short-Term Incentive Plan
The STIP is designed to motivate executive officers and reward achievement of specific and objective short-term performance goals that are linked to the profitability of the Company.
In administering the STIP, the Compensation Committee establishes performance goals, target amounts, and award opportunities at the beginning of each performance period for each executive officer selected to participate by the Compensation Committee, including our NEOs. The target award is based on a percentage of the executive officer’s base salary (exclusive of any bonus and other benefits) and is payable in cash upon the achievement of the threshold performance level and capped by the maximum performance level. Under the STIP, each NEO can be awarded anywhere from 0% to a maximum of 200% of the NEO's respective target incentive award, with 100% as payout for achieving the target performance level. After the end of the performance period, the Compensation Committee certifies the extent to which the performance goals have been achieved and determines the amount of the award that is payable.

Under the terms of the STIP, no incentive bonus is paid with respect to an applicable metric if the performance calculation for that metric is below the threshold established for that specific performance period. No additional incentive bonus is paid beyond the established applicable maximum metric calculation with respect to each applicable metric for each performance period. The Compensation Committee establishes the threshold number as being realistic and the maximum as being aggressive for each performance period. Under the STIP, the maximum payment that could be paid to any participant during any twelve-month period is $3.0 million.

The STIP financial performance goals are based upon the performance metrics of operating profit before special items (“OPBSI”) and operating working capital (“OWC”). The performance metrics are subject to such adjustments as the Compensation Committee determines to be necessary to accurately reflect the OPBSI and OWC of the Company as of the award date. The OPBSI performance metric is determined by the operating profit of the Company, as adjusted by the special items disclosed by the Company in its issued financial statements. The OWC performance metric is determined as a percentage of revenues based on the average of the OWC on the closing date for each of the previous twelve months. The OPBSI and OWC performance metrics are weighted 80% and 20%, respectively. The Compensation Committee selected these performance metrics in order to factor in the dynamics of the market environment to better align the interests of our executive officers with those of our stockholders and to improve cash generation and the Company's use of working capital. The STIP performance goal achievement threshold was 50% of the target award for the 2024 performance period.

In December 2023, the Compensation Committee established the following performance metrics for the fiscal 2024 STIP.

Fiscal 2024 STIP Performance Metrics	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
80% OPBSI	$316.5 million	$376.8 million	$596 million
20% OWC	11.5%	10.9%	10.3%

In December 2024, the Compensation Committee adjusted the performance metrics for the fiscal 2024 STIP to reflect the impact of significant acquisitions and divestitures during the 2024 fiscal year. The table below summarizes the adjusted fiscal 2024 STIP performance metrics. The aggregate payout to the NEOs was 133.9% of the target award.

Fiscal 2024 STIP Performance Metrics	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Performance	Actual Percentage Payout
80% OPBSI	$318.6 million	$379.3 million	$596 million	$439.6 million	127.8%
20% OWC	11.9%	11.3%	10.7%	10.9%	158.3%

The table below summarizes the fiscal 2025 STIP performance goals established by the Compensation Committee in December 2024 based on its evaluation of our business plan and projected results for the next fiscal year.

Fiscal 2025 STIP Performance Metrics	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
80% OPBSI	$429.4 million	$466.8 million	$504.1 million
20% OWC	13.4%	12.7%	12.0%

Each year the Compensation Committee establishes the STIP target awards for each NEO based on its judgment of the impact of such NEO's position in the Company and what it believes to be competitive against market data while also considering internal pay equity for comparable positions. The following table summarizes the fiscal 2024 target award opportunities and the 2025 target award opportunity for each NEO:

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	Fiscal 2024 STIP Target Award Opportunity		Fiscal 2025 STIP Target Award Opportunity
NEOs	(% of Base Salary)	($)	(% of Base Salary)	($)
Mr. Rosgaard	125%	$1,312,500	135%	$1,552,500
Mr. Hilsheimer	100%	$816,815	100%	$841,320
Mr. Martz	85%	$579,826	90%	$632,351
Mr. Bergwall	75%	$460,543	75%	$474,359
Mr. Sathyanarayanan	75%	$372,854	75%	$387,768

Long-Term Incentive Plan
The LTIP is intended to focus our executive officers on the key measures that drive superior performance over the longer-term. The Compensation Committee administers the LTIP and designates "executive officers" and “key employees” to participate in and receive awards under the LTIP. For each three-year performance period, which period commences on the first day of the first fiscal year for that performance period, the Compensation Committee selects the award opportunity for all executive officers and key employees, including each of our NEOs. The LTIP award opportunity is based on the Compensation Committee’s reasoned business judgment and subjective review, based in part on the recommendation of our CEO, of each key employee’s scope of responsibility and historical performance.
For each three-year performance period under the LTIP, the LTIP award is paid solely in restricted shares of our Class A Common Stock, except in select countries where impediments exist related to the issuance of our stock, and in those countries, the LTIP award is paid in cash. The Compensation Committee believes that awarding shares under the LTIP, with no cash component, aligns the interest of the NEOs and other key employees with the interests of our stockholders and assists with facilitating compliance with the stock ownership guidelines by participants. See "Stock Ownership Guidelines" below.
For each three-year performance period, the Compensation Committee establishes a target incentive award for each participant. The target incentive award is based on the NEO's base salary (inclusive of the base salary merit increase, if applicable, for the upcoming calendar year and exclusive of any bonus opportunities or other benefits) and is to be paid in a combination of restricted stock units ("RSUs") and performance stock units ("PSUs") in a ratio determined by the Compensation Committee. Currently, for each three-year performance period, the ratio is 30% RSU / 70% PSU for Mr. Rosgaard and 40% RSU / 60% PSU for the other NEOs. The number of RSUs and PSUs are determined using the average closing price of the restricted shares during the 30 and 90 day periods, respectively, preceding the day that the performance criteria for the applicable three-year performance period were approved by the Compensation Committee. RSUs are issued at or near the commencement of each performance period. The RSUs granted are time-based and vest approximately three-years after they are granted. RSUs possess dividend-equivalent rights; however, no dividend equivalents will be paid until the underlying RSUs have vested.
The Compensation Committee also establishes a range of performance goals that, if achieved, will result in an incentive award payment of PSUs under the LTIP that starts at the threshold performance level and is capped at the maximum performance level. Under the LTIP, our NEOs can be awarded anywhere from 0% to a maximum of 200% of the PSU target incentive award with 100% being the payout for achieving the target performance level. The Compensation Committee also establishes a threshold level performance goal, below which no awards are paid to any participant. For each of the current three-year performance periods, this threshold level is 33% of the target award. PSUs ultimately awarded will be determined based on two measures: (i) the Company's achievement of performance goals based on targeted levels of EBITDA, and (ii) the relative performance of the Company's three-year total shareholder return ("TSR") compared to the TSR performance of the Russell 2000 Index during the same performance period. Performance with respect to the TSR metric can increase or decrease the number of performance units earned by up to 20%. The Committee believes the use of a TSR modifier for the PSUs granted under the LTIP further aligns Company performance with stockholder value. Unvested RSUs and PSUs are forfeited upon termination of employment, except in the case of death, disability or retirement, in which case the RSUs and PSUs will be reduced on a pro rata basis to reflect participation prior to termination.
The Compensation Committee establishes a threshold performance goal that is realistic to achieve and sets a maximum performance goal that is difficult to achieve for the applicable performance period. After the performance goals are established, the Compensation Committee aligns the achievement of the performance goals with the award opportunities, such that the level of achievement of the pre-established performance goals at the end of the performance period determines the final awards (i.e., the actual incentive compensation earned during the performance period by the participant).
For fiscal year 2024, NEOs were eligible to receive a LTIP award consisting of RSUs and PSUs, with a payout of PSUs based on performance targets set in December 2021 for the fiscal 2022-2024 performance period. The Compensation Committee established the following LTIP target award opportunities for our NEOs for the 2022-2024 performance period.
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	LTIP Target Award Opportunity for 2022-2024 Performance Period
NEOs	(% of Average Base Salary)	($)
Mr. Rosgaard	375%	$3,375,000
Mr. Hilsheimer	230%	$1,806,418
Mr. Martz	185%	$1,213,436
Mr. Bergwall	160%	$908,369
Mr. Sathyanarayanan	155%	$705,646
In December 2024, the Compensation Committee determined that a 186% payout of the original PSUs granted at the beginning of the performance period was earned based on the adjusted EBITDA for the performance period. See “Executive Compensation - Summary Compensation Table” for the amount of the award to the NEOs under the LTIP for fiscal 2024.

2022-2024 LTIP Performance Goals	Threshold (33% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Performance	TSR Modifier (Range of +/- 20%)	Actual % Payout(1)
100% EBITDA	$2,196 million	$2,440 million	$2,684 million	$2,603 million	11.6%	186%
(1) The actual payout level relates only to PSUs.
In December 2024, the Compensation Committee established performance goals and award levels for the 2025-2027 performance period commencing November 1, 2024. The table below sets forth the number of RSUs granted to each NEO by the Compensation Committee (subject to vesting requirements).

LTIP RSU Award for 2025-2027 Performance Period
NEOs	Number of RSUs
Mr. Rosgaard	25,260
Mr. Hilsheimer	12,320
Mr. Martz	7,819
Mr. Bergwall	7,039
Mr. Sathyanarayanan	5,754

2025-2027 LTIP Performance Goals - Confidentiality - The EBITDA performance goals established by the Compensation Committee for each existing three-year performance period are not included in this proxy statement because we believe that disclosure of this information would cause us substantial competitive harm. In the global industrial packaging segment of our business, which accounted for approximately 57 percent of our revenues in fiscal 2024, our competitors are mostly privately held companies that generally do not disclose their financial information, executive salaries and other key information to the public, and thus our detailed disclosure of targeted EBITDA would give a competitive advantage to our competitors. Although we provide earnings guidance to investors, we attempt to incentivize our executive officers and key employees at levels above and below this guidance at a higher or lower percentage of their annual base salaries and the public disclosure of such levels could create confusion with investors. In addition, the public disclosure of our EBITDA metrics under the LTIP would cause substantial competitive harm because, among other matters, we would be disclosing to our competitors our anticipated level of earnings for the next three years, which could provide significant insight into our corporate initiatives and activities, including merger and acquisition activities and other growth plans. For purposes of illustration and to provide context to our stockholders regarding the difficulty our NEOs face in achieving the performance targets under the LTIP, the percent of the target goal achieved for each performance target for each of the three-year periods ending in the last ten fiscal years is set forth below:
* Under the LTIP, the target payout is 100% of a participant's award opportunity (threshold = 33% and maximum = 200%).
**In fiscal year 2020, the LTIP replaced the 2006 long-term incentive plan under which awards were issued 50% in cash and 50% in stock (the "2006 LTIP"). Awards prior to 2022 were paid under the 2006 LTIP. For 2022 through 2024, the payout percentage relates only to PSUs.
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Stock Ownership Guidelines
The Board of Directors has adopted stock ownership guidelines to better align the interests of our executive officers and key employees with the interests of our stockholders. In furtherance of our commitment to sound corporate governance, our executive officers and key employees are required to hold shares of Company stock valued at the following multiple of their annual base salary:

Position	Ownership Level
CEO	5X Base Salary
Executive Officers (other than CEO)	3X Base Salary
Key Employees	1X Base Salary
Our executive officers and key employees have five years after initial participation in the LTIP, or the attainment of a position that requires a higher threshold, as the case may be, to meet these stock ownership guidelines. Our executive officers and key employees are generally required to retain 100% of the shares received under the LTIP until they have satisfied the stock ownership threshold associated with their position. Once in compliance with the stock ownership guidelines associated with their position, executive officers and key employees will remain in compliance with these guidelines regardless of decreases in the trading price of our shares, changes to their base salary or immaterial dispositions of shares, until attainment of a position requiring a higher threshold, in which case the five-year compliance period starts again.
The Compensation Committee annually reviews compliance by our executive officers and key employees with these stock ownership guidelines. The Compensation Committee has determined that each NEO is in compliance with the stock ownership guidelines or within the five-year compliance period associated with their position. Failure to satisfy the requirements of the guidelines may impact participation by an executive officer or key employee in the LTIP in future years, among other matters.

Retirement and Deferred Compensation Plans
The Company offers a number of retirement and deferred compensation plans. Due to the varying tenure of our NEOs and the transition of certain of our retirement plans, our NEOs participate in different programs based on hire date. The table below indicates the retirement benefits each NEO was eligible for in fiscal 2024.

Name	Defined Benefits		Defined Contribution
	Qualified	Nonqualified	Qualified	Nonqualified
	Pension Plan	SERP	401(k)	DC SERP	NQSP	NQDCP
Mr. Rosgaard			✓*		✓	✓
Mr. Hilsheimer			✓*	✓		✓
Mr. Martz	✓	✓	✓			✓
Mr. Bergwall	✓		✓		✓	✓
Mr. Sathyanarayanan			✓*		✓	✓
*    Participant receives a retirement benefit contribution into their 401(k) account equal to 3% of participant's eligible compensation subject to IRS limitations since participant is not eligible to participate in the U.S. Pension Plan. See footnote 5 to the Summary Compensation Table for further details.
Pension Plans
We have a tax-qualified defined benefit pension plan that is intended to meet the requirements of Section 401(a) of the Code. The U.S. pension plan provides benefits to those U.S. employees hired prior to November 1, 2007, who have long and continuous service before retirement. Messrs. Martz and Bergwall are the only NEOs eligible to participate in the U.S. pension plan, and both are fully vested in their benefits under the U.S. pension plan. See "Executive Compensation Tables - Pension Benefits - Pension Plans" for additional information regarding our pension plans.
Supplemental Executive Retirement Plans
We have a defined benefit Supplemental Executive Retirement Plan (“SERP”) that provides benefits for a select group of executive officers. Under the SERP, we accrue an amount equal to a specified percentage of the executive officer's annual compensation. "Compensation" for purposes of the SERP includes base salary and payments under the STIP. This account is also credited annually with interest based on the discount rate used under the U.S. pension plan. Vesting under the SERP requires 10 years of service or the attainment of age 65. Vested executive officers are entitled to the payment of a future benefit upon retirement equal to the accrued amounts and credited interest, which is payable in equal installments quarterly over 15 years. Mr. Martz is the only NEO eligible to participate in the SERP, and he is fully vested in his benefits under the SERP. See "Executive Compensation Tables - Pension Benefits - Supplemental Executive Retirement Plans" for additional information regarding our SERP.
Executive officers, including our NEOs who are not eligible to participate in the U.S. pension plan, may be eligible to participate in the Defined Contribution Supplemental Executive Retirement Plan (“DC SERP”). Under the DC SERP, we accrue an amount equal to a specified percentage of the executive officer’s annual compensation. “Compensation” for purposes of the DC SERP includes base
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salary and payments under the STIP. This account is also credited annually with interest based on the discount rate used under the U.S. pension plan. Vesting under the DC SERP requires 10 years of service or the attainment of age 65. Vested executive officers are entitled to the payment of a future benefit upon retirement equal to the accrued amounts and credited interest, which is payable in equal installments quarterly over 15 years. Mr. Hilsheimer is the only NEO currently participating in the DC SERP, and he is fully vested in his benefits under the DC SERP.
Defined Contribution/401(k) Plan
We maintain a tax-qualified defined contribution plan that is intended to meet the requirements of Section 401(k) of the Code, commonly called a 401(k) plan. The 401(k) plan is available on the same terms to substantially all of our U.S. employees, including our U.S.-based NEOs. Each participant can elect to contribute from 0% to 100% of his or her eligible earnings to the 401(k) plan, subject to Internal Revenue Service (“IRS”) and ERISA limitations. The deferred amount is invested in accordance with the election of the participant in a variety of investment choices, including a Company stock fund. Subject to certain limitations, we have the option to match a participant’s contributions to the 401(k) plan, and we currently do match a percentage of a participant's 401(k) contributions. In addition, U.S. employees not eligible to participate in the U.S. pension plan are entitled to a company retirement contribution of 3% of the employee's eligible earnings subject to IRS limitations. A participant is fully vested in his or her own salary reduction contributions, but the right to company contributions is subject to vesting as provided by the 401(k) plan. All NEOs receive company-matching contributions. The only NEOs receiving company retirement contributions are Messrs. Rosgaard, Hilsheimer and Sathyanarayanan.
Nonqualified Supplemental Deferred Compensation Plan
We have a nonqualified supplemental deferred compensation plan ("NQSP") for a select group of executive officers who do not participate in the SERP or DC SERP described above. The NQSP credits eligible officers who are employed on December 31 of each calendar year with a contribution equal to the maximum employer contribution rate under the Company's 401(k) Plan, multiplied by the excess, if any, of the sum of the officer's base salary and annual short-term incentive plan bonus payments, over the maximum compensation limit under Code Section 401(a)(17) for the applicable year. The NQSP also permits discretionary Company contributions, which may vary by eligible officer. The Company does not presently intend to make any discretionary contributions. The plan is compliant with the regulations promulgated by the IRS under Code Section 409A. We distribute the vested deferred balance upon retirement, termination from employment, death or disability based on a schedule selected by the officer. Messrs. Rosgaard, Bergwall and Sathyanarayanan are the only NEOs currently participating in the NQSP, and all are fully vested in their respective benefits under the NQSP.
Nonqualified Deferred Compensation Plan
We have a Nonqualified Deferred Compensation Plan ("NQDCP") for our executive officers that provides a vehicle for our executive officers to elect to defer a portion of their compensation. The NQDCP is intended to meet the requirements of Section 409A of the Code. Mr. Rosgaard previously deferred compensation and maintains a balance under the NQDCP. Mr. Bergwall was the only NEO that elected to defer compensation under the NQDCP in fiscal 2024. See “Executive Compensation Tables - Pension Benefits - Nonqualified Deferred Compensation - Nonqualified Deferred Compensation Plan” for additional information regarding our NQDCP.

Perquisites
In addition to the compensation described above, we provide health and wellness programs for our executive officers, including our NEOs, which include annual physical exams and health screenings. During fiscal year 2024, the Compensation Committee approved Mr. Rosgaard's personal use of the corporate aircraft. See Footnote 5 to the “Summary Compensation Table” for information concerning perquisites.

“Say-on-Pay” Advisory Votes
At our 2023 annual meeting of stockholders, the holders of Class B Common Stock approved, on an advisory basis, the executive compensation to our NEOs (by an affirmative vote in excess of 99% of shares voted) as disclosed in the CD&A section and compensation tables, as well as the other narrative executive compensation disclosures in the 2023 proxy statement. Also, at our 2023 annual meeting of stockholders, the holders of Class B Common Stock approved a three-year frequency period for holding advisory votes on executive compensation of our NEOs.The next stockholder advisory vote on executive compensation of our NEOs will be held during the 2026 annual meeting of stockholders. The next stockholder advisory vote on the frequency period of such votes will be held during the 2029 annual meeting of stockholders. The Compensation Committee will continue to review the design of our executive compensation program, particularly in light of our “say-on-pay” votes, executive compensation developments and our pay-for-performance philosophy, to align the executive compensation program consistent with the interests of our stockholders.

Incentive Compensation Recovery Policy
In 2023, our Board of Directors adopted an incentive compensation recovery policy, or clawback policy, that complies with the rules of the New York Stock Exchange. This clawback policy replaced our prior recoupment policy. Except in limited circumstances, this policy requires us to recover reasonably promptly the amount of erroneously awarded incentive-based compensation received by certain of our current or former officers in the event that we are required to prepare an accounting restatement of our financial statements due to a material noncompliance with any financial reporting requirements under the securities laws or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The amount of incentive-based compensation that is subject to this policy is the amount of incentive compensation received by an officer that exceeded the amount of
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incentive-based compensation that such officer would have otherwise received had the incentive compensation been determined based on the restated amounts.

2024 Performance Reviews of CEO and Other NEO

The Compensation Committee reviews the performance of our CEO and other NEOs based upon certain pre-established performance categories approved by the Compensation Committee. The performance categories were determined by the Compensation Committee to be aligned with our compensation philosophy and objectives. These categories are as follows:

1. Financial Performance Results
2. Strategic Effectiveness and Innovation
3. Business Management
4. Talent Management
5. Personal Effectiveness
6. Board Relations (CEO only)
In reviewing Mr. Rosgaard’s performance as CEO for fiscal 2024, the Compensation Committee solicited written comments from all members of the Board of Directors based on the above six categories using the following criteria: exceeds expectations; meets expectations; and needs improvement. The Compensation Committee compiled the written comments. In evaluating the fiscal 2024 performance of Mr. Rosgaard with respect to each of the categories of his compensation, the Compensation Committee specifically discussed and recognized the following factors of Mr. Rosgaard’s performance during the year:
•His strong leadership and people skills continue to strengthen the Company’s culture and teamwork, and the Build to Last strategy provides a common platform of understanding for both our colleagues, investors and other stakeholders;

•His continued intense focus on employee safety and serving the needs of our customers and suppliers has resulted in high quality products and exceptional customer service;

•His durable focus on value over volume has led to increased profit margins, and his commitment to continuous improvement has resulted in a strategy to divest low-profit businesses units and actively pursue higher margin business growth opportunities through acquisitions and organic growth; and

•His Build to Last strategy, his focus on innovation, and his restructuring of the organization for future growth continues to create value for shareholders, even in a challenging economic and demand environment.

Our CEO, Mr. Rosgaard, reviews the performance of each NEO (other than himself) annually based on the first five performance categories set forth above using three criteria – exceeds expectations; meets expectations; and needs improvement – as well as using other subjective assessments of performance. After completing his performance review, Mr. Rosgaard reports his subjective determinations and recommendations to the Compensation Committee. No single factor is given specific relative weight by Mr. Rosgaard, or the Compensation Committee, but all of the factors are considered in the aggregate in their collective experience and reasoned business judgment. The Compensation Committee then considers any proposed adjustments to the base salary, STIP and LTIP compensation, and award opportunities for those NEOs and determines whether these compensation components are at appropriate levels in light of the salaries and bonuses of other executive officers in equivalent roles in our peer group and market data provided by Willis Towers Watson. Mr. Rosgaard noted the following factors for the performance of each of the NEOs during the prior fiscal year:

•Mr. Hilsheimer – As a highly respected business leader, continues to deliver substantial value to Greif through proactive action and communication. Mr. Hilsheimer's unwavering preparation and care for his team, combined with the ability to strike a balance between strategic insight and operational precision, have significantly bolstered Greif’s financial strength and positioned the company for sustained growth.

•Mr. Martz – As a cornerstone of Greif's success and trusted partner, Mr. Martz's extensive knowledge and strategic insights continue to be instrumental in minimizing enterprise risk and maintaining the highest compliance and ethical standards. His ability to balance conflict resolution with timely execution reinforces his invaluable role across the organization.

•Mr. Bergwall – Stepping into his new role as Chief Commercial Officer with resilience and growth, is developing a well-balanced global strategy and cultivating exceptional relationships with peers. Mr. Bergwall's leadership in aligning the global key account organization and fostering a customer-first culture continues to elevate Greif’s market engagement and business practices.

•Mr. Sathyanarayanan – As an influential strategist and trusted partner, continues to play a critical role in supporting the executive leadership team to advance the Build to Last strategy. Mr. Sathyanarayanan's proactive leadership, focus on colleague engagement, and development of employee resource groups have significantly enhanced Greif’s workplace culture and strategic alignment.
Greif - Proxy Statement 38

COMPENSATION COMMITTEE MATTERS

Compensation Committee Interlocks and Insider Participation
During fiscal 2024, the members of the Compensation Committee were Mark A. Emkes (Chair), Vicki L. Avril-Groves, John W. McNamara, Frank C. Miller and Kimberly T. Scott. Ms. Avril-Groves resigned from the Board as of November 1, 2024. The Board determined that all members of our Compensation Committee met all of the applicable standards of independence for compensation committee members.
No executive officer of the Company served during fiscal 2024 as a member of a compensation committee or as a director of any entity of which any of the Company’s directors served as an executive officer.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the CD&A above with our management and, based on this review and discussion, has recommended to the Board that this CD&A be included in this proxy statement and incorporated by reference into the 2024 Form 10-K.

Submitted by the Compensation Committee of the Board of Directors.

Mark A. Emkes, Chair John W. McNamara Frank C. Miller Kimberly T. Scott

Greif - Proxy Statement 39

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table
The following table sets forth the compensation for the fiscal years ended October 31, 2024, 2023, and 2022 for our principal executive officers, principal financial officer and three other most highly compensated executive officers, our NEOs.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Ole G. Rosgaard President and Chief Executive Officer	2024	1,040,385	—	5,480,471	—	1,757,805	4,095	229,698	8,512,454
	2023	980,769	—	2,230,716	—	959,100	4,082	178,241	4,352,908
	2022	826,923	—	2,224,859	—	1,437,638	903	134,742	4,625,065
Lawrence A. Hilsheimer Executive Vice President, Chief Financial Officer	2024	816,815	—	2,774,573	—	1,093,944	35,210	570,843	5,291,385
	2023	810,774	—	3,634,653	—	595,390	43,409	466,068	5,550,294
	2022	779,451	—	4,273,103	—	1,333,796	18,871	431,912	6,837,133
Gary R. Martz Executive Vice President, General Counsel and Secretary	2024	682,148	—	1,863,814	—	776,549	1,023,680	63,265	4,409,456
	2023	677,103	—	2,483,481	—	418,719	0	67,417	3,646,720
	2022	650,944	—	2,919,795	—	938,016	0	13,890	4,522,645
Timothy L. Bergwall Senior Vice President and Chief Commercial Officer	2024	609,516	—	1,395,213	—	616,796	187,037	111,697	2,920,259
	2023	586,073	—	1,910,786	—	339,774	42,479	96,700	2,975,812
	2022	563,431	—	1,840,515	—	761,165	802	74,284	3,240,197
Bala V. Sathyanarayanan Executive Vice President, Chief Human Resources Officer	2024	493,462	—	1,083,811	—	499,356	1,598	95,566	2,173,793
	2023	473,641	—	1,244,914	—	256,742	1,775	81,737	2,058,809
	2022	451,807	25,000	1,348,410	—	528,985	520	66,091	2,420,813
(1)    The amounts of base salary for fiscal 2024, 2023 and 2022 reflect actual amounts paid to the respective NEO for each fiscal year ended October 31. As discussed in “Compensation Discussion and Analysis - Elements of Our Compensation Program - Base Salary” above, we implement base salary changes on a calendar year rather than a fiscal year basis.
(2)    Amounts represent the value of the RSUs and PSUs awarded under the LTIP. See “Compensation Discussion and Analysis - Long-Term Incentive Plan” above, based upon the dollar amount recognized for financial statement reporting purposes during fiscal 2024, 2023, and 2022 respectively, computed in accordance with ASC 718. For a discussion of the relevant ASC 718 valuation assumptions, see Note 7 in the Consolidated Financial Statements included in Item 8 of the 2024 Form 10-K. LTIP award payout amounts in this table were determined by multiplying the closing price of our Class A Common Stock as of December 13, 2024 ($66.61), December 12, 2023 ($62.83) and December 14, 2022 ($68.99) respectively, by the number of shares granted or to be granted to each NEO.
(3)     Amounts represent the cash awards earned under the STIP. See “Compensation Discussion and Analysis - Elements of Our Compensation Program - Short-Term Incentive Plan."
(4)    Amounts represent the change in the pension value for each NEO, including amounts accruing under our pension plans, the SERP, the DC SERP, the NQSP and the NQDCP. During fiscal 2024, the Company accrued above market interest with respect to the DC SERP, a nonqualified defined contribution plan, for Mr. Hilsheimer in the amount of $35,210, which was equal to the difference between the interest accrued at 6.48% and that which would have accrued at 5.36% (120% of the long-term applicable federal rate for October 2023). During fiscal 2024, the Company accrued above market interest with respect to the NQSP, a nonqualified defined contribution plan, for Mr. Rosgaard in the amount of $4,095, for Mr. Bergwall in the amount of $2,434, and for Mr. Sathyanarayanan in the amount of $1,598, which are equal to the difference between the interest accrued at 6.48% and that which would have accrued at 5.36% (120% of the long-term applicable federal rate for October 2023). None of the NEOs who participate in the NQDCP receive preferential or above market earnings. See "Executive Compensation Tables - Pension Benefits and Nonqualified Retirement and Deferred Compensation" for a description of all these plans.
(5)    For all NEOs based in the U.S., amounts represent our contributions to the 401(k) plan, subject to Internal Revenue Service and ERISA limitations, the value of our executive health and wellness programs, certain credits payable under the DC SERP and NQSP, dividend equivalents accrued with respect to RSUs under the LTIP, and any other perquisites paid by us to or on behalf of such NEO during fiscal years 2024, 2023 and 2022, as set forth in the table below.
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Name	Year	401(k) Match and Contribution ($)†	Value of Health and Wellness Programs ($)	DC SERP ($)††	NQSP ($)†††	Dividend Equivalents Paid on Stock Awards ($)††††	Other Personal Benefits ($)	Total All Other Compensation ($)
Ole G. Rosgaard	2024	20,067	4,950	—	156,942	47,739	—	229,698
	2023	19,915	3,600	—	110,509	42,371	88	176,483
	2022	15,035	—	—	117,740	—	209	132,984
Lawrence A. Hilsheimer	2024	20,330	5,950	466,780	—	77,783	—	570,843
	2023	20,239	1,603	361,003	—	81,378	87	464,310
	2022	17,306	—	412,654	—	—	194	430,154
Gary R. Martz	2024	10,117	—	—	—	53,148	—	63,265
	2023	10,053	—	—	—	55,606	—	65,659
	2022	8,325	3,600	—	—	—	207	12,132
Timothy L. Bergwall	2024	10,239	—		60,568	40,890	—	111,697
	2023	10,156	3,600	—	46,067	35,050	69	94,942
	2022	8,672	—	—	63,660	—	194	72,526
Bala V. Sathyanarayanan	2024	20,605	4,950	—	43,371	26,640	—	95,566
	2023	19,800	3,600	—	30,831	25,679	69	79,979
	2022	18,300	3,600	—	42,239	—	194	64,333
†    This column includes an additional retirement contribution for Messrs. Rosgaard, Hilsheimer and Sathyanarayanan, who are U.S. employees not eligible to participate in the U.S. pension plan. This additional employer contribution is equal to three percent of their eligible compensation subject to IRS limitations.
††    This column includes pay credits and non-above market interest credits accrued with respect to Mr. Hilsheimer's benefits under the DC SERP as of October 31, 2024. See “Executive Compensation Tables - Nonqualified Retirement and Deferred Compensation - Supplemental Executive Retirement Plan” for a description of the DC SERP.
†††    This column includes pay credits and non-above market interest credits accrued with respect to Messrs. Rosgaard's, Bergwall's and Sathyanarayanan's benefits under the NQSP as of October, 31, 2024. See “Executive Compensation Tables - Nonqualified Retirement and Deferred Compensation - Supplemental Executive Retirement Plan” for a description of the NQSP.
††††        This column includes dividend equivalents accrued and paid on shares of Class A Common Stock issued in connection with the vesting of RSUs awarded under the LTIP.

Greif - Proxy Statement 41

Grants of Plan-based Awards in Fiscal 2024

The following table summarizes grants of non-equity and stock-based compensation awards made during fiscal 2024 to the NEOs.

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stocks (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ole G. Rosgaard
STIP	12/12/2023	656,250	1,312,500	2,625,000
LTIP - RSUs	12/12/2023							23,617	1,483,856
LTIP - PSUs	12/12/2023				18,317	55,505	111,010		3,373,039
Lawrence A. Hilsheimer
STIP	12/12/2023	408,408	816,815	1,633,631
LTIP - RSUs	12/12/2023							12,248	769,542
LTIP - PSUs	12/12/2023				6,107	18,505	37,010		1,124,549
Gary R. Martz
STIP	12/12/2023	289,913	579,826	1,159,651
LTIP - RSUs	12/12/2023							7,774	488,440
LTIP - PSUs	12/12/2023				3,876	11,745	23,490		713,744
Timothy L. Bergwall
STIP	12/12/2023	230,272	460,543	921,086
LTIP - RSUs	12/12/2023							6,998	439,684
LTIP - PSUs	12/12/2023				3,489	10,573	21,146		642,521
Bala V. Sathyanarayanan
STIP	12/12/2023	186,427	372,854	745,708
LTIP - RSUs	12/12/2023							5,665	355,932
LTIP - PSUs	12/12/2023				2,825	8,560	17,120		520,191
(1)    The date the RSUs and PSUs were granted to participants, including our NEOs.
(2)    In fiscal 2024, each NEO was selected to participate in the STIP. The amounts represent the threshold (50%), target (100%) and maximum (200%) cash award opportunity under the STIP for the performance period beginning November 1, 2023 and ending October 31, 2024. See “Compensation Discussion and Analysis - Elements of Our Compensation Program - Short-Term Incentive Plan.” The actual payments earned by each NEO in fiscal 2024 and paid in fiscal 2025 are shown in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.
(3)    In fiscal 2024, each NEO was selected to participate in the LTIP. The amounts represent the threshold (33%), target (100%) and maximum (200%) PSU award opportunity under the LTIP for the three-year performance period beginning November 1, 2023 and ending September 30, 2026. The PSUs granted may vest depending on performance results achieved during the performance period. See “Compensation Discussion and Analysis - Elements of Our Compensation Program - Long-Term Incentive Plan.”
(4)    In fiscal 2024, each NEO was selected to participate in the LTIP. The amounts represent the RSU awards granted to each NEO under the LTIP for the performance period beginning November 1, 2023 and ending September 30, 2026. The RSUs granted are time-based and are scheduled to vest on January 14, 2026, subject to certain forfeiture events. See “Compensation Discussion and Analysis - Elements of Our Compensation Program - Long-Term Incentive Plan.”
(5)    The grant date fair market value of the RSUs and PSUs granted in fiscal 2024 were calculated in accordance with FASB ASC Topic 718 (excluding the effect of forfeitures) as of December 12, 2023. For RSUs, the market or payout value has been determined by multiplying the number of RSUs awarded by $62.83, the closing price of our shares of Class A Common Stock on the grant date of the RSUs. For PSUs, the market or payout value has been determined by multiplying the number of PSUs awarded at target by $60.77, the fair market value of the PSUs.

Greif - Proxy Statement 42

Equity Compensation Plan Information
The following table summarizes the number of securities remaining available for future issuance under each approved equity compensation plan as of October 31, 2024.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders (1)	—	—
2001 Plan (2)	—	—	3,858,738
Amended and Restated Outside Directors Equity Award Plan (3)	—	—	206,897
LTIP (4)	—	—	4,361,750
Colleague Stock Purchase Plan (5)	—	—	1,428,746
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total:	—	—	—
(1)    Information as of October 31, 2024. See “Compensation Discussion and Analysis - Elements of Our Compensation Program - Long-Term Incentive Plan” for a description of the LTIP and “Director Compensation for Fiscal 2024 - Director Compensation Arrangements” for a description of the Amended and Restated Outside Directors Equity Award Plan.
(2)    The 2001 Management Equity Incentive and Compensation Plan (the "2001 Plan") provides for the award of incentive and nonqualified stock options and restricted and performance shares of Class A Common Stock to key employees. The 2001 Plan contains a formula for calculating the number of shares available for future issuance. This formula provides that the maximum number of shares which may be issued each calendar year under the 2001 Plan is equal to the sum of (a) 5.0% of the total outstanding shares as of the last day of our immediately preceding fiscal year, plus (b) any shares related to awards under the 2001 Plan that, in whole or in part, expire or are unexercised, forfeited, or otherwise not issued to a participant or returned to the 2001 Plan, plus (c) any unused portion of the shares available under (a), above, for the immediately preceding two fiscal years as a result of not being made subject to a grant or award in such preceding two fiscal years. The approximate number of shares that may be issued under the 2001 Plan in fiscal 2024 is 3,858,738 shares. The maximum number of shares that may be issued under the 2001 Plan with respect to incentive stock options is 5,000,000 shares, with 1,072,311 shares remaining available for future issuance under this limitation. Stock options have not been issued under the 2001 Plan since 2006.
(3)    Shares of our Class A Common Stock may be issued under the Amended and Restated Outside Directors Equity Award Plan.
(4)    Shares of our Class A and/or B Common Stock may be awarded under the LTIP. Stock units are subject to forfeiture upon termination of employment and for failure to achieve performance targets.
(5)    The Colleague Stock Purchase Plan is an "employee stock purchase plan" within the meaning of Section 423 of the Code.

Outstanding Equity Awards at Fiscal Year-End 2024
The following table summarizes the outstanding stock awards held by each NEO as of October 31, 2024. There are no outstanding stock options.

Name	Stock Awards
	Numbers of Shares or Units of Stock that have not Vested (#) (1)	Market Value of Shares or Units of Stock that have not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights that have not Vested ($) (4)
Ole G. Rosgaard	57,174	3,569,945	136,348	8,513,569
Lawrence A. Hilsheimer	34,864	2,176,908	53,490	3,339,916
Gary R. Martz	22,534	1,407,023	34,562	2,158,051
Timothy L. Bergwall	18,914	1,180,990	29,025	1,812,321
Bala V. Sathyanarayanan	14,312	893,641	21,929	1,369,247
(1)    Represents the total number of RSUs granted under the LTIP for the 2022-2024, 2023-2025 and 2024-2026 performance periods. The 2022-2024 RSUs are scheduled to vest on January 16, 2025; the 2023-2025 RSUs are scheduled to vest on January 14, 2026; and the 2024-2026 RSUs are scheduled to vest January 14, 2027.
(2)    Represents the market or payout value of the RSUs determined by multiplying the closing price of our shares of Class A Common Stock on October 31, 2024 ($62.44) by the number of RSUs granted.
(3)    Represents the total number of PSUs granted at the target performance level under the LTIP for the 2022-2024, 2023-2025 and 2024-2026 performance periods. The PSU vesting date will be specified by the Compensation Committee following the end of the applicable performance period. The vesting date for the 2022-2024 PSUs will be no sooner than January 14, 2025 and no later than March 15, 2025. The vesting date for the 2023-2025 PSUs will be no sooner than January 14, 2026 and no later than March 15, 2026. The vesting date of the 2024-2026 PSUs will be no sooner than January 14, 2027 and no later than March 15, 2027.
(4)    Represents the market or payout value of the PSUs determined by multiplying the closing price of our shares of Class A Common Stock on October 31, 2024 ($62.44) by the number of PSUs granted at target performance level.
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Option Exercises and Stock Vested in Fiscal 2024
No equity-based compensation awards were exercised or vested during fiscal 2023.

Pension Benefits
Pension Plans
We have a tax-qualified defined benefit pension plan that is intended to meet the requirements of Section 401(a) of the Code for our U.S. employees hired prior to November 1, 2007, who have long and continuous service before retirement. Benefits payable under the U.S. pension plan are funded entirely through Company contributions to a trust fund. The U.S. pension plan provides for a lump sum payment or a monthly benefit for the participant’s lifetime upon reaching the normal retirement age under the U.S. pension plan, which is 65. The monthly benefit is calculated by multiplying the participant’s annual average compensation (calculated using the five highest complete years of the last ten years of compensation or the final sixty months of compensation, whichever is higher, capped at Code limits) by 35% and by the participant’s years of service divided by the years the participant could have worked until his or her normal retirement date divided by 12. “Compensation” for purposes of the pension plan includes base salary and payments under the STIP. Participants are 100% vested in the U.S. pension plan once they have been credited with five years of service with the Company. Messrs. Martz and Bergwall are the only NEOs eligible to participate in the U.S. pension plan, and both are fully vested in their benefits under the U.S. pension plan. Once a participant is fully vested, the participant will have earned a non-forfeitable right to a benefit under the U.S. pension plan. Benefits may commence at the later of age 65 or five years vested in the U.S. pension plan. Mr. Martz is currently eligible for retirement benefits under the U.S. pension plan. The U.S. pension plan offers early retirement benefits at age 55 on a reduced basis with a required 15 years of service. Mr. Bergwall is eligible for early retirement benefits under the U.S. pension plan.
Supplemental Executive Retirement Plan
Our SERP provides benefits for a select group of executive officers. The SERP is considered to be an “unfunded” arrangement as amounts generally will not be set aside or held by the Company in a trust, escrow, or similar account. The benefit from the pension plan and the SERP is equal to a target percentage (ranging from 40% to 50% depending on job classification) times the executive officer’s highest three-year average compensation of the last five years worked by the executive officer and reduced for less than 20 years of continuous service and for receiving benefits prior to the executive officer’s normal retirement age. “Compensation” for purposes of the SERP includes base salary and payments under the STIP, and benefits are payable quarterly under the SERP for 15 years. “Normal retirement age” under the SERP is 65. Generally, vesting under the SERP requires 10 years of service or the attainment of the normal retirement age. Mr. Martz is the only NEO eligible to participate in the SERP, and he is fully vested in his benefits under the SERP.
Pension Benefits in Fiscal 2024
The table below sets forth the years of service and present value of the accumulated benefit for each of the eligible NEOs under the U.S. pension plans and SERP described above as of October 31, 2024. Mr. Bergwall is not eligible to participate in our SERP, and Messrs. Rosgaard, Hilsheimer and Sathyanarayanan are not eligible to participate in our pension plans or SERP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)(2)(3)	Payments During Last FY ($)
Gary R. Martz	U.S. Pension Plan	23	949,743	—
	SERP	23	6,535,326	—
Timothy L. Bergwall	U.S. Pension Plan	23	755,727	—
(1) Assumptions for calculations:
(A) Age 65 commencement for Messrs. Martz and Bergwall.
(B) No decrements for death nor termination prior to age 65.
(C) The mortality assumption for the U.S. pension plan uses Pri-2012 projected forward using the MP-2021 projected scale as of October 31 for both 2024 and 2023.
(D)    Discount rates for the U.S. pension plan of 5.49% as of October 31, 2024 and 6.48% as of October 31, 2023; discount rates for the SERP of 5.25% for October 31, 2024 and 6.4% as of October 31, 2023.
(2) See Note 9 in the Notes to Consolidated Financial Statements included in Item 8 of the 2024 Form 10-K for a discussion of the valuation method and material assumptions applied in quantifying the present value of the accumulated benefit.

Nonqualified Retirement and Deferred Compensation
Supplemental Executive Retirement Plan
We have a defined contribution supplement executive retirement plan ("DC SERP") for a select group of executive officers who are not eligible to participate in the pension plan. We accrue an amount equal to a specified percentage of the executive officer's base salary and annual short-term incentive plan bonus payments. This account is also credited annually with interest based on the discount rate used under the U.S. pension plan. Vesting under the DC SERP requires 10 years of service or the attainment of age 65. Vested
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executive officers are entitled to the payment of a future benefit upon retirement equal to the accrued amounts and credited interest, which is payable in equal installments quarterly over 15 years.
The table below sets forth certain information concerning Mr. Hilsheimer's benefits under the DC SERP as of October 31, 2024. Mr. Hilsheimer is the only NEO currently participating in the DC SERP. He is fully vested in his accumulated benefit under the DC SERP since he has attained the age of 65.

Name	Plan Name	Number of Years Credited Service (#)	Value of Pay Credits and Above Market Interest in Last FY ($)(1)	Present Value of Accumulated Benefit ($) (2)(3)	Payments During Last FY ($)
Lawrence A. Hilsheimer	DC SERP	10	355,052	3,339,984	—
(1) The amount in this column represents pay credits and above market interest credits accrued during fiscal 2024 under the DC SERP. This amount is also included in Mr. Hilsheimer's fiscal 2024 compensation in the Summary Compensation Table.
(2) The amount in this column represents the total value of pay credits, above market interest and non-above market interest accrued under the DC SERP as of October 31, 2024. This amount is not included in Mr. Hilsheimer's fiscal 2024 compensation in the Summary Compensation Table.
(3) The interest crediting rate for the DC SERP was 5.49% as of October 31, 2024.
Nonqualified Supplemental Deferred Compensation Plan
We have a nonqualified supplemental deferred compensation plan ("NQSP") for a select group of executive officers who do not participate in the SERP or DC SERP described above. The NQSP credits eligible officers who are employed on December 31 of each calendar year with a contribution equal to the maximum employer contribution rate under the Company's 401(k) Plan, multiplied by the excess, if any, of the sum of the officer's base salary and annual short-term incentive plan bonus payments, over the maximum compensation limit under Code Section 401(a)(17) for the applicable year. The NQSP also permits discretionary Company contributions, which may vary by eligible executive officer. The Company does not presently intend to make any discretionary contribution. The NQSP is compliant with the regulations promulgated by the IRS under Code Section 409A. Vesting under the NQSP requires five years of service or the attainment of age 65. Vested executive officers are entitled to the payment of the vested deferred balance based on a schedule selected by the executive officer either a lump sum or five annual installments.
The table below sets forth certain information concerning Messrs. Rosgaard's, Bergwall's and Sathyanarayanan's benefits under the NQSP as of October 31, 2024. Messrs. Rosgaard, Bergwall and Sathyanarayanan are the only NEOs currently participating in the NQSP, and all are fully vested in their accumulated benefits under the NQSP.

Name	Plan Name	Number of Years Credited Service (#)(1)	Value of Pay Credits and Above Market Interest in Last FY ($)(2)	Present Value of Accumulated Benefit ($) (3)(4)	Payments During Last FY ($)
Ole G. Rosgaard	NQSP	9	143,526	497,065	—
Timothy L. Bergwall	NQSP	22	52,729	260,831	—
Bala V. Sathyanarayanan	NQSP	6	38,220	174,896	—
(1) This number represents the years of credited service under the NQSP which starts from the participant's date of hire. To receive a service credit under the NQSP, the participant must be employed on December 31 of each calendar year.
(2) The amounts in this column represent pay credits and above market interest credits accrued during fiscal 2024 under the NQSP. These amounts are also included in Messrs. Rosgaard's, Bergwall's and Sathyanarayanan's fiscal 2024 compensation in the Summary Compensation Table.
(3) The amount in this column represents the total value of pay credits, above market interest and non-above market interest accrued under the NQSP as of October 31, 2024. This amount is not included in Messrs. Rosgaard's, Bergwall's and Sathyanarayanan's fiscal 2024 compensation in the Summary Compensation Table.
(4) The interest crediting rate for the NQSP was 5.49% as of October 31, 2024.
Nonqualified Deferred Compensation Plan
We have a NQDCP for our executive officers that provides a vehicle for our executive officers to elect to defer their compensation. The NQDCP is intended to meet the requirements of Section 409A of the Code. A participant’s base salary, STIP and LTIP cash payments are all eligible for deferral under the NQDCP, and participants may defer up to 100% of their compensation. We do not currently match any compensation deferred by participants or provide any other discretionary contributions under the NQDCP. A participant’s deferred compensation (along with company-match or contributions, if any) is deposited into an account with a rabbi trust to protect and segregate such funds. Deferred funds are invested in a similar range of investment options as are available in our 401(k) plan. The funds in a participant’s account are distributed to a participant upon his or her retirement in a lump sum or in equal annual installments over a five- or ten-year period, as elected by the participant, or in a lump sum upon a participant’s termination of employment, death or disability or a change in control of the Company. Subject to the terms of the NQDCP, participants may also receive a distribution of funds for an unforeseeable emergency. A participant is fully vested in his or her own deferral contributions, but the right to Company-matching contributions, if any, is subject to vesting as provided by the NQDCP.
Greif - Proxy Statement 45

Nonqualified Deferred Compensation Benefits in Fiscal 2024
The table below sets forth certain information concerning Messrs. Rosgaard and Bergwall's benefits under the NQDCP as of October 31, 2024. Mr. Bergwall was the only NEO that elected to defer compensation under the NQDCP in fiscal 2024. Both Messrs. Rosgaard and Bergwall are fully vested in their aggregate balance under the NQDCP.

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)
Ole G. Rosgaard	NQDCP	—	—	11,047	—	238,498
Timothy L. Bergwall	NQDCP	45,722	—	36,943	—	330,292
(1)The amount shown for Mr. Bergwall includes deferred compensation on base salary and STIP during fiscal 2024 and is included in Mr. Bergwall's fiscal 2024 compensation in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control
We have no plans, agreements, contracts or other arrangements providing any of our NEOs with severance or change-in-control benefits.

Agreements with NEOs
We do not have employment agreements with any of our NEOs. All NEOs, as well as all other participants in the LTIP, have agreed to certain post-employment covenants prohibiting them from becoming involved in any enterprise which competes with any business engaged in by us or our subsidiaries.

PAY RATIO
Pursuant to Item 402(u) of Regulation S-K, for fiscal year 2024, the ratio of the total annual compensation of our CEO to the total annual compensation of the median employee was 152 to 1.
To identify the median employee, we first determined our global employee population consisting of full-time, part-time, seasonal and temporary employees as of October 31, 2024. We excluded all employees in India (231), Mexico (113), Malaysia (90), Costa Rica (52), Egypt (46), Vietnam (38), Algeria (38), Kenya (23), Guatemala (7) and Ukraine (3) under the de minimus exception, as the aggregate number of employees in those countries (641) represents less than 5% of our total global employee population of 13,848. After determining our global employee population, we then used the annual base salary reflected in our internal payroll system, converted into U.S. dollars, as our consistently applied compensation measure.
Once the median employee was identified, we calculated the median employees' compensation using the same methodology used to calculate the total compensation of our CEO as set forth in the Summary Compensation Table. The average median employee's annual total compensation was $56,026. The annual total compensation of our CEO was $8,512,454 as set forth in the Summary Compensation Table of this proxy statement.

PAY VERSUS PERFORMANCE
In accordance with the rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following information regarding executive compensation for our Chief Executive Officer (CEO), who is our Principal Executive Officer (PEO), and non-PEO Named Executive Officers (NEOs) and Company financial performance for our three most recent fiscal years.
For further information concerning the Company's pay-for-performance philosophy and how the Company aligns executive compensation with the Company's performance, refer to "Compensation Discussion and Analysis - Compensation Philosophy and Objectives."
Greif - Proxy Statement 46

Year	Summary Compensation Table Total for First PEO ($)(1)	Summary Compensation Table Total for Second PEO ($)(2)	Compensation Actually Paid to First PEO ($)(3)(8)	Compensation Actually Paid to Second PEO ($)(3)(8)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(4)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)(4)(10)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ millions)	Adjusted EBITDA ($ millions) (7)
							Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)
2024	8,512,454	—	10,629,490	—	3,698,723	3,597,684	161.41	122.76	295.5	694.3
2023	4,352,908	—	3,092,669	—	3,557,909	1,716,832	162.02	92.59	379.1	818.8
2022	4,625,065	14,207,601	8,702,483	7,867,148	4,255,197	4,370,793	166.82	93.58	394	917.5
2021	—	8,098,389	—	19,163,129	2,746,401	5,977,176	161.13	121.89	413.2	764.2
(1)Ole G. Rosgaard was appointed President and CEO of the Company effective February 1, 2022.
(2)Peter G. Watson retired as President and CEO of the Company effective January 31, 2022.
(3)The amounts shown for Compensation Actually Paid to Mr. Rosgaard, Mr. Watson, and the Non-PEO NEOs have been calculated in accordance with Item 402(v) of Regulation S-K and reflect total compensation as set forth in the Summary Compensation Table above adjusted as further set forth in footnotes 8, 9 and 10 below.
(4)For 2024 and 2023, our non-PEO NEOs were Lawrence A. Hilsheimer, Gary R. Martz, Timothy L. Bergwall, and Bala V. Sathyanarayanan; for 2022 and 2021, our non-PEO NEOs were Lawrence A. Hilsheimer, Gary R. Martz, Michael Cronin, and Ole G. Rosgaard.
(5)Cumulative total shareholder return (TSR) of the Company's Class A Common Stock, based on an initial fixed investment of $100 as of October 31, 2019.
(6)Peer group TSR represents the cumulative TSR of the Dow Jones U.S. Containers & Packaging Index, based on an initial fixed investment of $100 as of October 31, 2019, which we present in the stock performance graph required by Item 201(e) of Regulation S-K included in our annual report on Form 10-K for the year ended October 31, 2024.
(7)Adjusted EBITDA means adjusted earnings before interest, taxes, depreciation, depletion and amortization, subject to such adjustments that the Compensation Committee determines to be necessary to reflect accurately the EBITDA of the Company for the applicable period. Adjusted EBITDA is a non-GAAP financial measure that has not been prepared in accordance with U.S. GAAP and is not based on any standardized methodology prescribed by U.S. GAAP. As a result, it is not necessarily comparable to similarly titled measures presented by other companies. While the Company uses multiple financial performance measures to evaluate performance under the Company's compensation programs, the Company has determined that Adjusted EBITDA is the financial performance measure that, in the Company's assessment, represents the most important performance measure (that is not otherwise required to be in the table) used by the Company to link compensation actually paid to the Company's PEO and Non-PEO NEOs to Company performance for the three most recently completed fiscal years.
(8)The following adjustments were made to the total compensation reported in the Summary Compensation Table to arrive at the compensation actually paid to Mr. Rosgaard:

Year	Summary Compensation Table Total for First PEO ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings from Summary Compensation Table ($)	Pension Benefit Adjustments ($)(a)	Equity Awards from Summary Compensation Table ($)	Equity Award Adjustments ($)(b)	Compensation Actually Paid to First PEO ($)
2024	8,512,454	(4,095)	139,431	(5,480,471)	7,462,171	10,629,490
2023	4,352,908	(4,082)	101,781	(2,230,716)	872,778	3,092,669
2022	4,625,065	(903)	115,632	(2,224,859)	6,187,548	8,702,483
2021	—	—	—	—	—	—
(a)The pension benefit adjustments for Mr. Rosgaard for each year include the addition of the following:

Year	Actuarially Determined Service Costs ($)	Prior Service Costs ($)	Total Pension Benefit Adjustments ($)
2024	139,431	—	139,431
2023	101,781	—	101,781
2022	115,632	—	115,632
2021	—	—	—

Greif - Proxy Statement 47

(b)The equity award adjustments for Mr. Rosgaard for each year include the addition or subtraction, as applicable, of the following:

Year	Year-end fair value of awards granted and unvested in the fiscal year ($)	Change over the fiscal year in fair value of awards granted in prior years outstanding and unvested in the fiscal year ($)	Fair value as of vesting date of awards granted and vested in the fiscal year ($)	Change from end of prior fiscal year of awards granted in prior years that failed to meet vesting conditions in the fiscal year ($)	Fair value at end of prior fiscal year of awards granted in prior years that failed to meet vesting conditions in the fiscal year ($)	Value of dividends or other earnings paid on stock or option awards in the fiscal year before the vesting date, not otherwise reflected in the fair value or included in total compensation for the fiscal year ($)	Total Equity Award Adjustments ($)
2024	7,508,040	(41,608)	—	(4,261)	—	—	7,462,171
2023	2,469,734	(1,698,474)	—	101,518	—	—	872,778
2022	5,503,459	699,278	—	(15,189)	—	—	6,187,548
2021	—	—	—	—	—	—	—
The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant.
(9)The following adjustments were made to the total compensation reported in the Summary Compensation Table to arrive at the compensation actually paid to Mr. Watson:

Year	Summary Compensation Table Total for Second PEO ($)	Aggregate Change in Actuarial Present Value of Pension Benefits from Summary Compensation Table ($)	Pension Benefit Adjustments ($)(a)	Equity Award Values from Summary Compensation Table	Equity Award Adjustments ($)(b)	Compensation Actually Paid to Second PEO ($)
2024	—	—	—	—	—	—
2023	—	—	—	—	—	—
2022	14,207,601	—	508,829	(11,587,974)	4,738,692	7,867,148
2021	8,098,389	(2,644,444)	851,012	(882,736)	13,740,908	19,163,129
(a)The pension benefit adjustments for Mr. Watson for each year include the addition of the following:

Year	Actuarially Determined Service Costs ($)	Prior Service Costs ($)	Total Pension Benefit Adjustments ($)
2024	—	—	—
2023	—	—	—
2022	508,829	—	508,829
2021	851,012	—	851,012
(b)The equity award adjustments for Mr. Watson for each year include the addition or subtraction, as applicable, of the following:

Year	Year-end fair value of awards granted and unvested in the fiscal year ($)	Change over the fiscal year in fair value of awards granted in prior years outstanding and unvested in the fiscal year ($)	Fair value as of vesting date of awards granted and vested in the fiscal year ($)	Change from end of prior fiscal year of awards granted in prior years that failed to meet vesting conditions in the fiscal year ($)	Fair value at end of prior fiscal year of awards granted in prior years that failed to meet vesting conditions in the fiscal year ($)	Value of dividends or other earnings paid on stock or option awards in the fiscal year before the vesting date, not otherwise reflected in the fair value or included in total compensation for the fiscal year ($)	Total Equity Award Adjustments ($)
2024	—	—	—	—	—	—	—
2023	—	—	—	—	—	—	—
2022	1,051,146	3,762,786	—	(75,240)	—	—	4,738,692
2021	7,551,012	5,979,816	—	210,080	—	—	13,740,908
The valuation assumption used to calculate fair values did not materially differ from those disclosed at the time of grant.

Greif - Proxy Statement 48

(10)The following adjustments were made to the total compensation reported in the Summary Compensation Table to arrive at the average compensation actually paid to our Named Executive Officers other than our Principal Executive Officer:

Year	Summary Compensation Table Total for Non-PEO NEOs ($)	Aggregate Change in Actuarial Present Value of Pension Benefits from Summary Compensation Table ($)	Pension Benefit Adjustments ($)(a)	Equity Award Values from Summary Compensation Table	Equity Award Adjustments ($)(b)	Compensation Actually Paid to Non-PEO NEOs ($)
2024	3,698,723	(311,881)	119,139	(1,779,353)	1,871,056	3,597,684
2023	3,557,909	(21,916)	98,780	(2,318,458)	400,517	1,716,832
2022	4,255,197	(5,048)	145,684	(2,595,456)	2,570,416	4,370,793
2021	2,746,401	(362,440)	193,470	(269,654)	3,669,399	5,977,176
(a)The pension benefit adjustments for the Non-PEO NEOs for each year include the addition of the following:

Year	Actuarially Determined Service Costs ($)	Prior Service Costs ($)	Total Pension Benefit Adjustments ($)
2024	119,139	—	119,139
2023	98,780	—	98,780
2022	145,684	—	145,684
2021	193,470	—	193,470
(b)The equity award adjustments for the Non-PEO NEOs for each year include the addition or subtraction, as applicable, of the following:

Year	Year-end fair value of awards granted and unvested in the fiscal year ($)	Change over the fiscal year in fair value of awards granted in prior years outstanding and unvested in the fiscal year ($)	Fair value as of vesting date of awards granted and vested in the fiscal year ($)	Change from end of prior fiscal year of awards granted in prior years that failed to meet vesting conditions in the fiscal year ($)	Fair value at end of prior fiscal year of awards granted in prior years that failed to meet vesting conditions in the fiscal year ($)	Value of dividends or other earnings paid on stock or option awards in the fiscal year before the vesting date, not otherwise reflected in the fair value or included in total compensation for the fiscal year ($)	Total Equity Award Adjustments ($)
2024	1,852,196	23,272	—	(4,412)	—	—	1,871,056
2023	819,964	(537,952)	—	118,505	—	—	400,517
2022	1,785,133	804,008	—	(18,725)	—	—	2,570,416
2021	2,230,779	1,381,863	—	56,757	—	—	3,669,399
The valuation assumption used to calculate fair values did not materially differ from those disclosed at the time of grant.

Greif - Proxy Statement 49

Company TSR v Peer Group TSR
The following chart compares our Company cumulative TSR over the four period from 2021 to 2024 to that of the Dow Jones U.S. Containers and Packaging Index

Compensation Actually Paid v Company TSR
The following chart shows the relationship between compensation actually paid to our PEOs, the average compensation actually paid to our Non-PEO NEOs, and the Company's cumulative TSR over the four period from 2021 through 2024.

Compensation Actually Paid versus Company TSR
Compensation Actually Paid (000's)
CumulativeTSR (Value of Initial $100 Investment)
$20,000
$18,000
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
$169.00
$167.00
$165.00
$163.00
$161.00
$159.00
$157.00
$155.00
$19,163
$5,977
$161.13
$166.82
$8,702
$7,867
$4,371
$3,093
$1,717
$162.01
$10,629
$3,598
$161.41
2021
2022
2023
2024
CEO (Mr. Rosgaard)
CEO (Mr. Watson)
Average for Non-CEO NEOs
TSR

Greif - Proxy Statement 50

Compensation Actually Paid v Net Income
The following chart shows the relationship between compensation actually paid to our PEOs, the average compensation actually paid to our Non-PEO NEOs, and the Company's net income for fiscal years 2021 to 2024.

Compensation Actually Paid versus Net Income
Compensation Actually Paid (000's)
$20,000
$18,000
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
$475.00
$455.00
$435.00
$415.00
$395.00
$375.00
$355.00
$335.00
$315.00
$295.00
$275.00
$19,163
$5,977
$413.20
$8,702
$7,867
$4,371
$394.00
$3,093
$1,717
$379.10
$10,629
$3,598
$295.50
2021
2022
2023
2024
CEO (Mr. Rosgaard)
CEO (Mr. Watson)
Average for Non-CEO NEOs
Net Income

Compensation Actually Paid v Adjusted EBITDA
The following chart shows the relationship between compensation actually paid to our PEOs, the average of compensation actually paid to our Non-PEO NEOs, and the Company's adjusted EBITDA for fiscal years 2021 to 2024.

Compensation Actually Paid versus Adjusted EBITDA
Compensation Actually Paid (000's)
$20,000
$18,000
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
$1,000.00
$950.00
$900.00
$850.00
$800.00
$750.00
$700.00
$650.00
$19,163
$5,977
$764.20
$8,702
$7,867
$4,371
$917.50
$3,093
$1,717
$818.80
$10,629
$3,598
$694.30
2021
2022
2023
2024
CEO (Mr. Rosgaard)
CEO (Mr. Watson)
Average for Non-CEO NEOs
Adjusted EBITDA

Greif - Proxy Statement 51

Financial Performance Measures
As described in greater detail in "Compensation Philosophy and Objectives," the Company's executive compensation program is designed to align our executive compensation with achieving business and financial goals that drive long-term shareholder value. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company's PEO and Non-PEO NEOs to the Company's financial performance for the most recently completed fiscal year are:
•Adjusted EBITDA
•Operating Profit Before Special Items (OPBSI)
•Operating Working Capital (OWC)
•Relative TSR (rTSR)
These are the metrics the Company uses for our short-term and long-term incentive plans to motivate and incentivize our executive officers by linking their compensation to the achievement of targeted financial, business, and individual performance goals. For further information on how these metrics are calculated, refer to "Elements of our Compensation Program - Short-Term Incentive Plan and Long-Term Incentive Plan."
Greif - Proxy Statement 52

AUDIT COMMITTEE MATTERS
Report of the Audit Committee
The Audit Committee is responsible for monitoring and reviewing our financial reporting process on behalf of the Board. The Audit Committee consists of four independent directors. The Company’s Board has determined that all Audit Committee members are “financially literate” as defined by the NYSE standards and that Robert M. Patterson qualifies as an “audit committee financial expert” as defined by applicable SEC regulations. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and preparation of the consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). In fulfilling its responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the 2024 Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. Throughout the year, the Audit Committee also monitored the results of the testing of internal control over financial reporting pursuant to §404 of the Sarbanes-Oxley Act of 2002, reviewed a report from management and internal audit regarding the design, operation and effectiveness of internal control over financial reporting, and reviewed a report from Deloitte & Touche LLP regarding the effectiveness of internal control over financial reporting. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with GAAP, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). In addition, the Audit Committee received written disclosures regarding the independent auditors’ independence from management and the Company, and received a letter confirming that fact from the independent auditors, which included applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and considered the compatibility of non-audit services with the auditors’ independence.
The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets separately with the internal and independent auditors, with and without management present, and separately with management, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.
As discussed above, the Audit Committee is responsible for monitoring and reviewing our financial reporting process. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with GAAP and on the representations of the independent auditors included in their report on our consolidated financial statements. The Audit Committee’s review does not provide its members with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that our consolidated financial statements are presented in accordance with GAAP, that the audit of our consolidated financial statements has been carried out in accordance with the standards of the PCAOB, or that our independent auditors are in fact “independent.”
The Audit Committee receives regular reports from our General Counsel with respect to matters coming within the scope of our Code of Conduct. The CEO and the principal financial officer have each agreed to be bound by the Code of Conduct and the Sarbanes-Oxley Act mandated Code of Ethics for Senior Financial Officers. The Company has also implemented and applied the Code of Conduct throughout the Company. It also has in place procedures for the receipt of complaints concerning our accounting, internal accounting controls, or auditing practices, including the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing practices.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited consolidated financial statements be included in the 2024 Form 10-K for filing with the Securities and Exchange Commission. The Audit Committee has appointed Deloitte & Touche LLP as our independent registered accounting firm and auditor for the fiscal year 2025. See "Proposal 2 - Ratification of Appointment of Independent Auditor."
Submitted by the Audit Committee of the Board of Directors.

Robert M. Patterson, Chair
Jillian C. Evanko
Karen A. Morrison
B. Andrew Rose
Greif - Proxy Statement 53

Audit Committee Pre-Approval Policy
The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditors. As part of this responsibility, the Audit Committee is required to pre-approve the audit and permissible non-audit services performed by the independent auditors in order to assure that such services do not impair the auditors’ independence from the Company. The Securities and Exchange Commission has issued rules specifying the types of services that independent auditors may not provide to their audit client, as well as the audit committee’s administration of the engagement of the independent auditors. Accordingly, the Audit Committee has adopted a Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions under which services proposed to be performed by the independent auditors must be pre-approved.
Pursuant to the Policy, certain proposed services may be pre-approved on a periodic basis so long as the services do not exceed certain predetermined cost levels. If not pre-approved on a periodic basis, proposed services must otherwise be separately pre-approved prior to being performed by the independent auditors. In addition, any proposed services that were pre-approved on a periodic basis, but later exceed the predetermined cost level would require separate pre-approval of the incremental amounts by the Audit Committee.
The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for proposed services to be performed by the independent auditors for up to $500,000 per engagement. Pursuant to the Policy, in the event the Chair pre-approves services, the Chair is required to report decisions to the full Audit Committee at its next regularly-scheduled meeting.

Fees of the Independent Registered Public Accounting Firm
All services to be provided by our independent auditors are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services. See “Audit Committee Pre-Approval Policy.” Aggregate fees billed to the Company for each of the fiscal years ended October 31, 2024 and October 31, 2023 by Deloitte & Touche LLP were as follows:

Type of Service	2024	2023
Audit Fees (1)	$7,845,000	$6,705,000
Audit-Related Fees (2)	$969,000	$529,000
Tax Fees (3)	$1,708,000	$2,007,000
All Other Fees (4)	$286,000	$6,000
Total	$10,808,000	$9,247,000
(1)Comprises the audits of our annual financial statements and internal controls over financial reporting and reviews of our quarterly financial statements, attest services and consents to SEC filings.
(2)Comprises statutory audits of Company subsidiaries, employee benefit plan audits and consultations regarding financial accounting and reporting.
(3)Comprises services for tax compliance, tax planning and tax advice. Tax compliance includes services for compliance related tax advice, as well as the preparation and review of both original and any amended tax returns for the Company and its consolidated subsidiaries. Tax compliance related fees represented $116,000 of the tax fees for fiscal year 2024 and $80,000 of the tax fees for fiscal year 2023. The remaining tax fees primarily include tax planning and general tax advice.
(4)Comprises other miscellaneous services.

None of the services described under the headings “Audit-Related Fees,” “Tax Fees,” or “All Other Fees” above were approved by the Audit Committee pursuant to the waiver procedure set forth in 17 CFR 210.2-01 (c)(7)(i)(C).

Greif - Proxy Statement 54

OTHER MATTERS
Communications with the Board
Our Board believes it is important for stockholders to have a process to send communications to the Board. Accordingly, any stockholder or other interested party who desires to make his or her concerns known to the non-management directors or to the entire Board may do so by communicating with the chair of the Audit Committee by e-mail to audit.committee@greif.com or in writing to Audit Committee Chair, Greif, Inc., 425 Winter Road, Delaware, Ohio 43015. All such communications will be forwarded to the non-management directors or the entire Board as requested in the communication.
Stockholder Recommendations for Director Nominees
The Nominating Committee is responsible for evaluating and recommending candidates to the Board. The Committee’s Charter sets forth certain specific, minimum qualifications that must be met by a Nominating Committee recommended nominee for a position on the Board, as well as qualities and skills that Board members must possess. The Nominating Committee determines, and reviews with the Board on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers director’s qualification as independent, as well as diversity, age, skill and experience in the context of the needs of the Board. The Nominating Committee seeks to achieve diversity of occupational and personal backgrounds and considers diversity as a factor in director nominations. The Nominating Committee views diversity in a broad context to include race, gender, ethnicity, geography, diversity of viewpoint, professional and industry experience, skills, education and personal expertise, among others. At a minimum, directors should share the values of the Company and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board activities and the willingness to do so. Ultimately, the Nominating Committee will select prospective Board members who the Nominating Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the stockholders.
The Nominating Committee identifies potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from Company management, and stockholder recommendations. The Committee also may, in its discretion, engage director search firms to identify candidates. Stockholders may recommend director candidates for consideration by the Nominating Committee by submitting a written recommendation to the Secretary of the Company at 425 Winter Road, Delaware, Ohio 43015 (the “Recommendation Notice”). The Recommendation Notice must contain, at a minimum, the following: the name and address, as they appear on our books, and telephone number, of the stockholder making the recommendation, including the name, age, business address and residence address of the nominee, principal occupation or employment, number of shares and class of stock owned, and if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; together with a reasonably detailed description of the background, experience and qualifications of that individual; a written acknowledgement by the individual being recommended that he or she has consented to that recommendation and consents to our undertaking of an investigation into that individual’s background, experience and qualifications in the event that the Nominating Committee desires to do so; the disclosure of any relationship of the individual being recommended with the Company or any of its subsidiaries or affiliates, whether direct or indirect; and, if known to the stockholder, any material interest of such stockholder or individual being recommended in any proposals or other business to be presented at our next annual meeting of stockholders (or a statement to the effect that no material interest is known to such stockholder).
Except for the director nominees recommended by the Nominating Committee to the Board, no person may be nominated for election as a director of the Company during any stockholder meeting unless such person was first recommended by a stockholder for Board membership in accordance with the procedures set forth in the preceding paragraph and our Third Amended and Restated By-Laws, and the Recommendation Notice was received by us not later than the close of business on the 90th day nor earlier than the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is more than 30 days before or after such anniversary date, the Recommendation Notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first.
Stockholder Proposals
Proposals of stockholders intended to be presented at the 2026 annual meeting of stockholders (expected to be February 23, 2026) must be received by us for inclusion in the proxy statement and form of proxy no earlier than 120 days and no less than close of business on the 90th day in advance of the anniversary of the date of the last annual shareholder meeting. If a stockholder intends to present a proposal at the 2026 annual meeting of stockholders, but does not seek to include such proposal in our proxy statement and form of proxy, such proposal must be received by us on or prior to 45 days in advance of the first anniversary of the date of this proxy statement or the persons named in the form of proxy for the 2026 annual meeting of stockholders will be entitled to use their discretionary voting authority should such proposal then be raised at such meeting, without any discussion of the matter in our proxy
Greif - Proxy Statement 55

statement or form of proxy. Furthermore, stockholders must follow the procedures set forth in Article I, Section 1.8, of our Third Amended and Restated By-Laws, as amended, in order to present proposals at the 2026 annual meeting of stockholders.
Certain Relationships and Related Party Transactions
We have a written policy for the approval of a transaction between the Company and one of its directors, executive officers, greater than 5% Class B stockholders, an entity owned or controlled by such persons, or an immediate family member of such persons, which is generally referred to as a related party transaction. This policy provides that the Audit Committee must review, evaluate and approve or disapprove all related party transactions involving an amount equal to or greater than $5,000. This policy also requires that all related party transactions be disclosed in our applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules. In addition, the Nominating Committee, which advises the Board of Directors on corporate governance matters, independently reviews and assesses corporate governance issues related to contemplated related party transactions.

During fiscal year 2024, we retained the law firm of Baker & Hostetler LLP to perform certain legal services on our behalf. Frank C. Miller, a partner of that firm, was elected as a director at the Company's 2024 annual meeting and has been nominated by the Board as a director nominee at the Annual Meeting. We anticipate retaining Baker & Hostetler LLP in fiscal year 2025. The fees for legal services rendered in fiscal year 2024 were less than $1,000,000.

Also during fiscal year 2024, the Company paid Vestis Corporation for uniform services. Kimberly T. Scott, the President and CEO of Vestis Corporation, was elected as a director at the Company's 2024 annual meeting and has been nominated by the Board as a director nominee at the Annual Meeting. We anticipate paying Vestis Corporation for uniform services in fiscal year 2025. The fees for uniform services rendered in 2024 were less than $15,000.
Other Information
The proxy card enclosed with this proxy statement is solicited from Class B stockholders by and on behalf of the Board of Directors of the Company. A person giving the proxy has the power to revoke it.
The expense for soliciting proxies for this Annual Meeting is to be paid by us. Solicitations of proxies also may be made by personal calls upon or telephone communications with stockholders, or their representatives, by not more than five officers or regular employees of the Company who will receive no compensation for doing so other than their regular salaries.
Management knows of no matters to be presented at the Annual Meeting other than the above proposals. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

/s/ Gary R. Martz
Gary R. Martz
Corporate Secretary

January 10, 2025

Greif - Proxy Statement 56

GREIF, INC.
AMENDMENT NO. 4
TO THE
2001 MANAGEMENT EQUITY INCENTIVE AND COMPENSATION PLAN
The 2001 Management Equity Incentive and Compensation Plan (the “Plan”) is hereby amended pursuant to the following provisions:
1. Definitions: For the purposes of the Plan and this amendment, all capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.
2. Amendment:
(a)    Section 25 of the Plan is hereby amended in its entirety to read as follows:
“Section 25.    Term of Plan.
No Award shall be granted pursuant to the Plan on or after December 4, 2030, but Awards granted prior to such date may extend beyond that date.”

3. Effective Date; Construction: The effective date of this amendment is February 24, 2025 and this amendment shall be deemed to be part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.

Greif - Proxy Statement 57

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V60709-P22091

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GREIF, INC.

The Board of Directors recommends you vote FOR Proposal 1:

	For All	Withhold All	For All Except
1. THE ELECTION OF ALL DIRECTOR NOMINEES LISTED BELOW (except as marked to the contrary to the right)	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01)	Ole G. Rosgaard	06)	Frank C. Miller
02)	Bruce A. Edwards	07)	Karen A. Morrison
03)	Mark A. Emkes	08)	Robert M. Patterson
04)	Jillian C. Evanko	09)	B. Andrew Rose
05)	John W. McNamara	10)	Kimberly T. Scott

The Board of Directors recommends you vote FOR Proposal 2:

	For	Against	Abstain
2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 3:

NOTE: In addition, the named proxies are authorized to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Please date and sign this proxy exactly as your name appears hereon; joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Greif - Proxy Statement 58